As filed with the Securities and Exchange Commission on November 21, 2007

Registration No. 333-147376

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NASCENT WINE COMPANY, INC.

(Name of small business issuer in its charter)

Nevada	5182	82-0576512
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	I.D. Number)

2355-A Paseo de las Americas

San Diego, California 92154

(619) 661-0458

(Address and telephone number of principal executive offices)

2355-A Paseo de las Americas

San Diego, California 92154

(Address of principal place of business or intended principal place of business)

Patrick Deparini

5440 West Sahara Avenue, Suite 202

Las Vegas, Nevada 89146

(702) 580-8565

(Name, address and telephone number of agent for service)

Copies to:

Gary A. Agron, Esquire

5445 DTC Parkway, Suite 520

Greenwood Village, CO 80111

(303) 770-7254

(303) 770-7257 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.001 par value	27,910,150	$.50 (1)	$13,955,075	$428
Common stock, underlying warrants	24,438,403	$.50 (1)	$12,219,201	$375
Common stock underlying convertible preferred stock	45,000,000	$.50 (1)	$22,500,000	$691
Totals	97,348,553			$1,494	(2)

(1)          Represents the closing price of the Registrant’s common stock on the NASD’s Electronic Bulletin Board of $.50 per share on November 9, 2007. This price is in excess of the conversion price of the preferred stock and the exercise price of the warrants.

(2)   Previously paid

This registration statement registers the resale of 97,348,553 shares of common stock and common stock underlying warrants and convertible securities held by security holders of the Registrant. In addition to the number of shares set forth above, the amount to be registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

The Proposed Maximum Offering Price per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion	Dated November 21, 2007

97,348,553 shares of common stock

NASCENT WINE COMPANY, INC.

This prospectus covers the resale by our 475 selling stockholders of 27,910,150 shares of our common stock, 37,500,000 shares of our common stock issuable upon conversion of Series A Convertible Preferred Stock, 7,500,000 shares of common stock issuable upon conversion of Series B Convertible Preferred Stock and 24,438,403 shares of our common stock underlying common stock purchase warrants. The selling stockholders’ names and share amounts are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. The shares will be offered by our selling stockholders at then prevailing market prices or privately negotiated prices. The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof. We will not receive any proceeds from the sale of shares offered by the selling stockholders. Any proceeds we receive from the exercise of warrants will be added to our working capital.

Our common stock is quoted on the NASD’s over-the-counter Electronic Bulletin Board under the symbol “NCTW.” On November 21, 2007, the closing price of the common stock on the Bulletin Board was $.50 per share.

Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2007.

TABLE OF CONTENTS

About this Prospectus

Summary

Summary Financial Data

Risk Factors

Forward-Looking Statements

Use of Proceeds

Price Range of Common Stock

Selected Financial Data

Management’s Discussion and Analysis of Financial Conditions and Results of Operations

Business

Management

Security Ownership of Executive Officers, Directors and Beneficial Owners of Greater than 5% of Our Common Stock

Selling Stockholders and Plan of Distribution

Related Party and Other Material Transactions

Description of Capital Stock

Shares Eligible for Future Sale

Experts

Legal Matters

Where You Can Find More Information

Financial Statements

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

i

SUMMARY

This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

We market and distribute more than 2,000 food and food-related products to over 2,300 customers throughout Mexico. Our customers include grocery stores, convenience stores, hotels, resorts, cafeterias, schools, industrial caterers and restaurants. We distribute a full line of frozen foods, such as meats, fully prepared entrees and desserts, and a full line of canned and dry goods, fresh meats and imported specialties. We also distribute a wide variety of food-related items such as disposable napkins, plates and cups, and have the exclusive right to distribute Miller beer in Baja California. In addition to sales and distribution of food products, we merchandise and promote food and beverage products using point of purchase displays and related store merchandising techniques in over 240,000 retail food stores primarily in Mexico through our Grupo Sur Promociones operating unit.

History

We were incorporated in Nevada in December 2002 as a wine distribution company. In April 2006 we acquired the right to distribute Miller beer in Baja California. In October 2006 we acquired the assets of Piancone Food Group, Inc. and in November 2006 we acquired all of the outstanding common stock of Palermo Foods, LLC. Both of these companies distribute food products primarily in Mexico. In May 2007 we acquired all of the outstanding stock of two other Mexican food distributors, Pasani S.A. de C.V. and Eco-Pak Distributing. In July 2007 we acquired Grupo Sur Promociones, a primarily Mexican food merchandising and promotion company. In October 2007 we acquired all of the outstanding common stock of Comercial Targa, S.A., De C.V., a Mexican food distributor specializing in cheeses and other dairy products. References to our operations include the operations of all of these acquired companies

Our corporate headquarters are located at 2355-A Paseo de las Americas, San Diego, California 92154, in a 12,000 square foot facility, which we also use as a receiving and importation warehouse. Our telephone number is (619) 661-0458 and our Web site address is www.nascentfoodservice.com. Information on our Web site is not a part of this prospectus.

The Offering

Securities offered by our selling stockholders:	27,910,150 shares of common stock
24,438,403 shares of common stock underlying warrants
45,000,000 shares of common stock underlying Series A and Series B Convertible Preferred Stock

Common stock outstanding prior to and after the offering(1):	83,616,707 shares of common stock

Use of proceeds:	We will not receive any proceeds from the sale of the common stock. Any proceeds we receive from exercise of warrants will be added to our working capital.

(1)          Excluding shares issuable upon exercise of common stock purchase warrants and conversion of preferred stock.

Description of Selling Stockholders

Through this prospectus, we are registering for resale (i) 27,910,150 shares of our common stock which we sold for $.40 per share in June 2007 in a private placement to a group of 474 accredited investors, and 5,649,850 shares of our common stock underlying warrants, which were issued to employees of Brookstreet Securities Corporation, the Placement Agent of our private placement, exercisable at a fixed price of $.40 per share until June 2010, (ii) an aggregate of 37,500,000 shares of our common stock issuable upon conversion of Series A Convertible Preferred Stock and an aggregate of 7,500,000 shares of our common stock issuable upon conversion of Series B Convertible Preferred Stock held by York Select Unit Trust, York Credit Opportunities Fund, L.P. and York Select, L.P., which we refer to collectively as “York” throughout this prospectus. All such preferred stock was sold to York in July 2007 and October 2007, (iii) an aggregate of 17,188,553 shares underlying other warrants we issued to bridge lenders and finders, and (iv) warrants to purchase 1,600,000 shares issued to a finder involved in our July 2007 sale of Series A and Series B Convertible Preferred Stock to York.

The names and share amounts of the selling stockholders are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. None of the selling stockholders are officers, directors or 10% or greater stockholders of our company except York.   All of the common stock issuable to York is at fixed prices of $.40 and $.178 per share, subject to standard and value-based anti-dilution protection. Before the financing, we had no prior relationship with York.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and related notes included elsewhere in this prospectus. This financial information for the years ended December 31, 2005 and 2006 is derived from our audited financial statements contained elsewhere herein. The financial information for the nine months ended September 30, 2006 and 2007 is derived from our unaudited financial statements contained elsewhere herein.

Statement of Operations Data

	Years Ended December 31,		Nine Months Ended September 30,
	2006	2005	2007	2006
Revenue	$4,680,000	$1,000	$25,415,739	$1,203,826
Loss from operations	$(1,754,000)	$(14,000)	$(3,506,867)	$(1,076,153)
Net loss	$(2,037,000)	$(14,000)	$(6,405,105)	$(1,220,403)
Net loss per share of common stock	$(0.06)	$(0.00)	$(0.10)	$(0.04)

Balance Sheet Data

	December 31, 2006	September 30, 2007
Working capital (deficit)	$(3,544,000)	$1,890,343
Total assets	$23,759,000	$42,841,209
Total liabilities	$7,115,000	$15,099,606
Net tangible book value	$(3,401,882)	$1,838,851
Stockholders’ equity	$16,644,000	$27,741,603

RISK FACTORS

The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

Risks Related to the Company

We have ongoing losses, limited working capital and limited net tangible book value which could require us to reduce our operations.

As of September 30, 2006, we had an accumulated deficit of $8,462,009, limited working capital of $1,890,343 and a limited net tangible book value of $1,838,851. If we are unable to improve working capital and net tangible book value positions through earnings or equity investments, we could be required to reduce our operations.

Our auditors believe there is substantial doubt that we can continue as a going concern.

In their audit report dated March 30, 2007, our auditors indicated that there was substantial doubt that we could continue as a going concern. If we are unable to generate cash from earnings from the sale of equity securities, we could be required to reduce our operations.

Our food service distribution is a low-margin business such that any increase in our product costs or reduction in the selling price of our products could reduce our earnings.

We operate in the food service distribution industry, which is characterized by a high volume of sales with relatively low profit margins. Certain of our sales are at prices that are based on product cost plus a percentage markup. As a result, our earnings, if any, may be reduced if the price of food goes down, even though our percentage markup may remain constant. Certain of our sales are also on a fixed fee-per-case basis. Therefore, in an inflationary environment, our gross profit margins may be reduced. Our earnings may also be negatively impacted by product cost increases that we may not be able to pass on to our customers.

We rely on obtaining food products from large suppliers and selling food products to large customers. Accordingly, the loss of large suppliers or customers would reduce our revenue and profitability.

We sell a number of internationally known brands supplied to us by the manufacturers, such as Nestle, Cora, Mitsuki, Bonet, Bellissimo and Miller beer. We also derive a substantial portion of our sales from large customers including chain supermarkets, convenience stores and restaurants. We do not have distribution agreements with our suppliers nor do we have purchase agreements with our large customers. A material decrease in food products supplied by these large suppliers or a significant reduction in sales to our large customers would reduce our revenue and profitability.

Our success will be dependent on our ability to integrate the operations of acquired businesses.

                We have grown primarily through acquisitions of other food service companies. Achieving the benefits of these acquisitions depends on the timely, efficient and successful execution of a number of post-acquisition events, including integrating the business of the acquired company into our purchasing programs, distribution network, marketing programs and reporting and information systems. We may not be able to successfully integrate the acquired company’s operations or personnel, or realize the anticipated benefits of the acquisition. Our ability to integrate acquisitions may be adversely affected by many factors, including the size of the business acquired and the allocation of our management resources among various integration efforts.

                Our results of operations also may be adversely affected by expenses incurred in making these acquisitions, by amortization of acquisition-related intangible assets and by additional depreciation expense attributable to acquired assets. The businesses we acquired may also have liabilities or adverse operating issues that are still unknown to us.

Approximately 77% of the revenue of our Grupo Sur Promociones operating unit was generated by one customer, the loss of which would significantly reduce our revenue.

                For the nine months ended September 30, 2007, over 77% of Grupo Sur Promociones’ revenue (35% of our pro forma company-wide revenue) was generated by Procter & Gamble. The loss of Procter & Gamble would significantly reduce our revenue and our potential profitability.

We could be subject to significant and costly product liability claims.

                We could be subject to significant product liability claims if the food products we sell cause injury or illness. We have liability insurance with respect to product liability claims. This insurance may not continue to be available at a reasonable cost or at all, and may not be adequate to cover all product liability claims against us. At times we seek contractual indemnification from resellers of our product, but any such indemnification is limited. The costs associated with product liability claims and product recalls could significantly reduce our operating results.

Competition in our industry is intense and could increase our costs or reduce our revenue.

                The food service distribution industry is highly competitive. We compete with numerous smaller distributors and large warehouse-style low cost retailers for customer sales. Some of these distributors and retailers have substantially greater financial and other resources than we do. In order to compete, we may be required to increase our marketing budget, which could increase our costs, or reduce our prices, which could reduce our revenue.

Our operations and profitability may be adversely affected by economic conditions in Mexico.

                Our food service business is sensitive to Mexico’s national and regional economic conditions, and the demand for our food service products may be adversely affected by economic downturns in Mexico, a reduction of tourism in Mexico as well as inflation, regulation, taxation or political instability in Mexico.

Currency fluctuations or the devaluation of the Peso could limit our ability to convert Pesos into U.S. Dollars and could subject us to foreign exchange losses, reducing our income and working capital.

A significant amount of our costs are U.S. Dollar-denominated, while our revenue is primarily Peso-denominated.  As a result, decreases in the value of the Peso against the U.S. Dollar could cause us to incur foreign exchange losses, which would reduce our income.  Severe devaluation or depreciation of the Peso may also result in governmental intervention, as has resulted in Argentina, or disruption of international foreign exchange markets.  This may limit our ability to transfer or convert Pesos into U.S. Dollars and other currencies.  The Mexican economy has suffered shortages in foreign exchange reserves in the past.  While the Mexican government does not currently restrict, and for more than ten years has not restricted, the right or ability of Mexican or foreign persons or entities to convert Pesos into U.S. Dollars or to transfer other currencies outside of Mexico, the Mexican government could institute restrictive exchange control policies in the future.  To the extent that the Mexican government institutes restrictive exchange control policies in the future, our ability to transfer or convert pesos into U.S. Dollars may be limited, which could reduce our working capital.

High inflation rates in Mexico may decrease demand for our food and food-related products while increasing our costs.

Mexico historically has experienced high levels of inflation, although the rates have been lower in recent years.  Nonetheless, Mexico’s current level of inflation remains higher than the annual inflation rates of its main trading partners.  High inflation rates can adversely affect our business and results of operations in the following ways:

•                  Inflation can reduce consumer purchasing power, thereby reducing consumer demand for our products;

•                  To the extent inflation exceeds our price increases, our prices and revenues will be reduced in “real” terms; and

•                  If the rate of Mexican inflation exceeds the rate of devaluation of the Peso against the U.S. Dollar, our U.S. Dollar-denominated sales will decrease in relative terms when stated in constant Mexican Pesos.

Because our common stock may in the future be classified as “penny stock,” trading may be limited, and the share price could decline.

        Because our common stock may in the future fall under the definition of “penny stock,” trading in the common stock, if any, may be limited because broker-dealers would be required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock.  These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving the common stock.

        “Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation on the NASDAQ system or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years.  Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

        Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents including:

•                  A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

•                  All compensation received by the broker-dealer in connection with the transaction;

•                  Current quotation prices and other relevant market data; and

•                  Monthly account statements reflecting the fair market value of the securities.

        These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

Our directors, executive officers and affiliates will continue to exert significant control over our future direction, which could reduce the sale value of our Company.

        Members of our Board of Directors and our executive officers, together with their affiliates, which includes York, own 56.3% of our outstanding common stock.  Accordingly, these stockholders, if they act together, will be able to control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions.  This concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock.

        We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion.  Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

There is a reduced probability of a change of control or acquisition of us due to the possible issuance of additional preferred stock.  This reduced probability could deprive our investors of the opportunity to otherwise sell our stock in an acquisition of us by others.

                Our Articles of Incorporation authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock, of which 1,875,000 shares of Series A Convertible Preferred Stock and 375,000 shares of Series B Convertible Preferred Stock, respectively, have been issued.  Our remaining preferred stock is issuable in one or more series and our Board of Directors has the power to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders.  As a result of the existence of this “blank check” preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

FORWARD-LOOKING STATEMENTS

                This prospectus includes forward-looking statements.  We have based these forward-looking statements on our current expectations about future events.  These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section above and throughout this prospectus.  In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

                We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders.  Any proceeds from the exercise of warrants will be added to our working capital.

PRICE RANGE OF COMMON STOCK

        Our common stock has been quoted on the NASD’s Bulletin Board under the trading symbol “NCTW” since May 2006.  The high and low closing prices of our common stock for the periods indicated are set forth below.  These closing prices do not reflect retail mark-up, markdown or commissions.

	Bid Price
Period	High		Low
2007:
First Quarter		$1.07		$.83
Second Quarter		$1.81		$.84
Third Quarter		$.90		$.52
Fourth Quarter (through November 21, 2007)		$.55		$.46

2006:
First Quarter	$	N/A	$	N/A
Second Quarter		$.87		$.33
Third Quarter		$.90		$.55
Fourth Quarter		$1.20		$.65

        As of November 21, 2007, we had approximately 650 stockholders of record.

SELECTED FINANCIAL DATA

                The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and related notes included elsewhere in this prospectus.  This financial information for the years ended December 31, 2005 and 2006 is derived from our audited financial statements contained elsewhere herein.  The financial information for the nine months ended September 30, 2006 and 2007 is derived from our unaudited financial statements contained elsewhere herein.

Statement of Operations Data

	Years Ended December 31,		Nine Months Ended September 30,
	2006	2005	2007	2006
Revenue	$4,680,000	$1,000	$25,415,739	$1,203,826
Loss from operations	$(1,754,000)	$(14,000)	$(3,506,867)	$(1,076,153)
Net loss	$(2,037,000)	$(14,000)	$(6,405,105)	$(1,220,403)
Net loss per share of common stock	$(0.06)	$(0.00)	$(0.10)	$(0.04)

Balance Sheet Data

	December 31, 2006	September 30, 2007
Working capital (deficit)	$(3,544,000)	$1,890,343
Total assets	$23,759,000	$42,841,209
Total liabilities	$7,115,000	$15,099,606
Net tangible book value	$(3,401,882)	$1,838,851
Stockholders’ equity	$16,644,000	$27,741,603

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Cautionary Statement Regarding Forward-Looking Statements

                We and our representatives may from time to time make written or oral forward-looking statements, including statements included in or incorporated by reference into this prospectus and other filings made with the Securities and Exchange Commission. These forward-looking statements are based on management’s views and assumptions and involve risks, uncertainties and other important factors, some of which may be beyond our control, that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, in this Prospectus. Readers should carefully review the risks described in this and other documents that we may file from time to time with the Securities and Exchange Commission. The forward-looking statements speak only as of the date that they are made, however, we are obligated in certain circumstances to update or revise the disclosures in this prospectus in accordance with Federal securities laws.

Overview of the Business

Until May 2006, we were a development stage company. In May we secured the distribution rights for Miller beer in Baja California, Mexico, and began distributing food products and beer in July 2006. We acquired four additional distribution companies operations, Piancone Group International, Inc. (PGII), Palermo Italian Food, LLC (Palermo), Eco Pac Distributing, LLC (Eco Pac) and Pasani, S.A. de C.V. (Pasani), expanding the Mexico operations, offering more than 2,000 food and food-related products to over 1,300 customers primarily in Mexico, the Baja California region of Mexico and Miami Florida.  Our customers include grocery stores, convenience stores, hotels, resorts, cafeterias, schools, industrial caterers and restaurants. We distribute a full line of frozen foods, such as meats, fully prepared entrees and desserts, and a full line of canned and dry goods, fresh meats and imported specialties. We also distribute a wide variety of food-related items such as disposable napkins, plates and cups, and have the exclusive right to distribute Miller beer in Baja California, Mexico.

                We believe that prompt and accurate delivery of orders, close contact with customers and the ability to provide a full array of products and services to assist customers in their food service operations are of primary importance in the marketing and distribution process. We offer daily delivery to certain customer locations and have the capability of delivering special orders on short notice. Through our 56 member sales force, we stay informed of the needs of our customers and acquaint them with new products and services. We also provide ancillary services to our customers relating to food service distribution such as providing product usage reports and other data, menu-planning advice, food safety training and assistance in inventory control.

                As of September 30, 2007, we had rented warehouse space and distribution  in San Diego, California, Miami, Florida, San Antonio, Texas and in Mexico; Mexico City, Tijuana, Monterrey, Cancun, Culiacan, Ciudad Juarez, Ensenada, Guadalajara, La Paz, Los Cabos and Puerto Penasco.

Results of Operations for the year ended December 31, 2006 compared to the year ended December 31, 2005.

                We generated revenues for the first time in the last half of 2006, $4,679,868 as compared to $1,400 for the year ended December 31, 2005. The increase was due to our acquisitions in 2006. Our pro forma revenue which includes projected operations had our company consolidated these revenues for twelve months indicates pro forma revenue of $16,180,000 for the year ended December 31, 2006 and $16,080,000 for the year ended December 31, 2005. We are anticipating higher revenues in 2007.

                Gross profit for the year ended December 31, 2006 was $701,271 (15%) of sales.  The pro forma gross profit $1,142,639 was also 15% of sales. We believe with additional companies in place that purchasing costs will improve resulting in higher gross profit percentages.

                Selling, general and administrative expenses were $2,455,561. Of this amount $634,000 were legal,  auditing and consulting costs associated with the acquisitions and start up of our distribution business, $265,000 were other valued added  taxes in Mexico and $565,000 of (non-cash) amortization of the Miller beer licensing agreement.

MANAGEMENT’S DISCUSSION AND PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about Nascent Wine Company, Inc.’s business, financial condition and prospects that reflect management’s assumptions and beliefs based on information currently available. We can give no assurance that the expectations indicated by such forward-looking statements will be realized. If any of our management’s assumptions should prove incorrect, or if any of the risks and uncertainties underlying such expectations should materialize, Nascent’s actual results may differ materially from those indicated by the forward-looking statements.

The key factors that are not within our control and that may have a direct bearing on operating results include, but are not limited to, acceptance of our services, our ability to expand our customer base, managements’ ability to raise capital in the future, the retention of key employees and changes in the regulation of our industry.

There may be other risks and circumstances that management may be unable to predict. When used in this Quarterly Report, words such as, “BELIEVES,” “EXPECTS,” “INTENDS,” “PLANS,” “ANTICIPATES,” “ESTIMATES” and similar expressions are intended to identify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions.

The information contained in this section has been derived from our consolidated financial statements and should be read together with our consolidated financial statements and related notes included elsewhere in this report. The discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those expressed or implied in these forward-looking statements as a result of various factors, including those set forth at the end of this section under “Factors That May Impact Our Results of Operations”.

OVERVIEW

Until May 2006 we were a development stage company. In May 2006 we secured the distribution rights for Miller Beer in Baja California, Mexico, and began distributing food products and beer in July 2006. We acquired two additional distribution companies’ operations, Piancone Group International, Inc. and Palermo Italian Food, LLC expanding the Mexico operations, offering more than 2,000 food and food-related products to over 1,300 customers primarily in the Baja California region of Mexico and Miami Florida at the year end 2006. Our customers include grocery stores, convenience stores, hotels, resorts, cafeterias, schools, industrial caterers and restaurants. We distribute a full line of frozen foods, such as meats, fully prepared entrees and desserts, and a full line of canned and dry goods, fresh meats and imported specialties. We also distribute a wide variety of food-related items such as disposable napkins, plates and cups, and have the exclusive right to distribute Miller beer in Baja California, Mexico.

We believe that prompt and accurate delivery of orders, close contact with customers and the ability to provide a full array of products and services to assist customers in their food service operations are of primary importance in the marketing and distribution process. We offer daily delivery to certain customer locations and have the capability of delivering special orders on short notice. Through our 56 member sales force, we stay informed of the needs of our customers and acquaint them with new products and services. We also provide ancillary services to our customers relating to food service distribution such as providing product usage reports and other data, menu-planning advice, food safety training and assistance in inventory control.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006

We generated revenues of $25,416,000 compared to $1,204,000 for the nine months ended September 30, 2007 and 2006 respectively. The increase is due primarily to the following reasons:

Change from prior
year nine months
Acquisition of Grupo Sur in July, 2007	$6,034,000
Acquisition of Pasani in May, 2007	2,563,000
Best Beer operated from July 1 to Sept. 30 in 2006 and had sales of $1,137,000 for the quarter as compared to $2,340,000 sales in same quarter in 2006	5,587,000
Acquisition of Palermo in October, 2007	8,769,000

International Food Services that started operations in October, 2006	1,225,000
$24,178,000

Gross profit for the nine months ended September 30, 2007 was $4,342,000 (17%) of sales as compared to $213,000 for the same period in 2006. In addition to increasing sales volumes the Company is also striving to increase the percentage of gross profit.

Selling, general and administrative expenses were $7,849,000 for the nine months ended September 30, 2007 as compared to $1,076,000 for the same period 2006.

The increases were due to the following:

	Nine months ended	Nine months ended
	September 30, 2007	September 30, 2006
Acquisition of Grupo Sur in July, 2007	$492,000	$—
Acquisition of Pasani in May, 2007	$842,000	$—
Acquisition of Palermo in October, 2007	$1,735,000	$—
Amortization of Miller Beer license	$1,253,000	$348,000
Accounting and legal fees increased because of acquisitions	$602,000	$334,000
Salaries	$538,000	$3,000
Opening of additional distribution warehouses	$300,000	$—

Net loss from operation of $3,507,000 is the result of all the factors above. We will continue to increase sales and margins on sales and reducing overhead expenses.

Net loss of $6,405,000 is a result of our debt interest of $1,451,000 and warrant expense of $1,460,300. We converted $1,173,000 of loans to equity in the nine months ended September 30, 2007, which will help to reduce interest expense in the future.

PRO FORMA

Pro Forma Statement of operations for the nine months ended September 30, 2006 includes PGII and Palermo, which were acquired in the fourth quarter of 2006 and Pasani acquired in May 2007 and Group Sur acquired in July 2007. The Pro Forma Statement of operations for the nine months ended September 30, 2007 includes Parsani acquired in May 2007 and Grupo Sur acquired in July 2007.

	PRO FORMA FOR THE	PRO FORMA FOR THE
	NINE MONTHS ENDED	NINE MONTHS ENDED
	SEPTEMBER 30, 2007	SEPTEMBER 30, 2006
REVENUES	$40,317,476	$27,717,239
COST OF REVENUES	33,964,515	22,054,387

GROSS PROFIT	6,332,961	5,662,852

GENERAL AND ANDMINISTRATIVE EXPENSES	9,445,749	4,863,352

GAIN OR (LOSS) FROM OPERATIONS	(3,092,788)	799,499

OTHER INCOME AND (EXPENES)
INTEREST INCOME	16,939	13,593
INTEREST EXPENSE	(1,455,896)	(898,737)
WARRANT EXPENSE	(1,460,300)	—
PROVISION FOR INCOME TAXES	—	—

NET INCOME (LOSS)	$(5,992,045)	$(85,644)

We acquired four companies in the past twelve months. We are expending great effort in reducing general and administrative expenses and interest expense by combining administrative and general expenses of the various subsidiaries and converting debt to capital.

Liquidity and Capital Resources

We had a cash balance of $1,905,734 at September 30, 2007 as compared to $476,376 at December 31, 2007. We have been able to raise capital or obtain financing to acquire license trade marks for $4,400,000, Pasani for $1,600,000 and Grupo Sur for $4,500,000. These acquisitions were financed with notes payable of $8,200,000 and cash of $2,300,000.

The net cash used for operations of $7,595,000 and the pay down of debt of $2,218,000 was financed by the sale shares during the nine months ended September 30, 2007.

We expect to finance the capital needed with additional issuances of our securities. During the nine months ended September 30, 2007 we closed out the share offering provided by Brookstreet Securities Corporation.

BUSINESS

Overview

        We market and distribute more than 2,000 food and food-related products to over 2,300 customers throughout Mexico.  Our customers include grocery stores, convenience stores, hotels, resorts, cafeterias, schools, industrial caterers and restaurants.

        Since our April 2006 acquisition of the exclusive right to distribute Miller beer in Baja California, we have primarily grown through a series of acquisitions of food service companies. In October 2006 we acquired the assets of Piancone Food Group, Inc. which distributes food products primarily in Baja California. In November 2006 we acquired all of the outstanding common stock of Palermo Foods, LLC which distributes food products primarily in Miami, Florida, the east coast of Mexico and the Caribbean. In May 2007 we acquired all of the outstanding common stock of Pasani S.A. de C.V. and its affiliate Eco Pak Distributing, which distributes food products primarily in Mexico. In July 2007 we acquired all of the outstanding common stock of Grupo Sur Promociones which merchandises and promotes food products to over 240,000 retail food stores, primarily in Mexico.  In October 2007 we acquired all of the common stock of Comercial Targa, S.A., De C.V., a Mexican food distributor specializing in cheeses and other dairy products.

        We distribute a full line of frozen foods, such as meats, fully prepared entrees and desserts, and a full line of canned and dry goods, fresh meats and imported specialties.  We also distribute a wide variety of food-related items such as disposable napkins, plates and cups, and have the exclusive right to distribute Miller beer in Baja California. In addition to sales and distribution, we merchandise and promote food and beverage products in over 240,000 stores through Grupo Sur Promociones.

We believe that prompt and accurate delivery of orders, close contact with customers and the ability to provide a full array of products and services to assist customers in their food service operations throughout Mexico are of primary importance in the marketing and distribution process in Mexico.  We offer daily delivery to certain customer locations and have the capability of delivering special orders on short notice.  Through our 68 member sales force and 4,500 Grupo Sur Promociones contracted sales and merchandising force, we stay informed of the needs of our customers and acquaint them with new products and services.  We also provide ancillary services to our customers relating to food service distribution such as providing product usage reports and other data, menu-planning advice, food safety training and assistance in inventory control.

Industry Background

Mexico’s hotel, restaurant and institutional food service sector accounted for annual sales of approximately $46 billion in 2002, according to a 2003 report by the U.S. Department of Agriculture.  The food service distribution industry in Mexico is highly fragmented and relatively undeveloped.  There are more than 25,000 independent food service distribution companies in Mexico with estimated average annual revenues of approximately $1.5 million according to the 2003 USDA report.  Mexico’s hotel and restaurant businesses, especially in Baja California, are heavily dependent on tourism.  We believe that the majority of foreign tourists in Mexico are from the United States and generally prefer to purchase U.S. food products.  According to Mexico’s Secretary of Tourism in the 2003 USDA report, there were approximately 11,618 hotels and over 200,000 restaurants in Mexico in 2002.

The food service industry in Mexico is served almost entirely by independent distributors.  While some hotels and restaurants import products directly, the number is relatively few and most foreign food products are imported through a distributor.  Due to the complex nature of importation and the large minimum order sizes imposed by food manufacturers, the intermediary role of the independent distributor is necessary for inventory warehousing and delivery.  Moreover, the roads and infrastructure of Mexico make U.S.-style, large-scale delivery and logistical methods difficult, necessitating more frequent deliveries using smaller delivery vehicles.  These unique logistical challenges may be an important barrier to entry for large “multi-supplier” U.S. food service distributors in the Mexican market.

Since there are no large, national food service distributors in Mexico, the industry is divided into three general categories:  (i) fast food distributors focused on international chains such as McDonald’s, Kentucky Fried Chicken, Domino’s Pizza and Burger King, (ii) specialized importers that serve middle and upper-tier markets and provide primarily foreign food products or products that are not widely available in Mexico and (iii) produce and basic dry goods distributors that distribute local products and widely-available foreign products.  Of these three categories, we believe specialized importers such as we add the most value and may have the potential for the highest profit margins.

We are primarily a specialized importer.  However, we believe that, over the next decade, Mexico will begin to see U.S.-style; “multi-supplier” companies enter this market.  Our goal is to become a leader in this market.  Due to the unique challenges in Mexico described above, major U.S. distributors such as Sysco, Inc. and U.S. Foodservice, Inc. may not choose to enter this market directly.  The primary competitive advantages of these companies are the economies of scale and large-scale logistical systems they have established.  We believe those systems may be difficult to implement in Mexico at this time.  Therefore, we believe that the larger distribution companies in Mexico may be companies using a distribution and sales system organically grown and operated in Mexico, such as ours.

Our Products

We distribute over 2,000 food and non-food products, including a five-year exclusive agreement with Miller Beer Company for the distribution of Miller beer in Baja California, non-binding distribution arrangements which we have with name brands including Nestle, Cora, Mitsuki, Bonet and Bellissimo.  and over 300 proprietary products that we offer under a variety of our own brand names. Our non-binding distribution arrangements are either oral or are evidenced solely by purchase orders and can be terminated at any time without notice.

Our products include:

•                  Beverages — bottled water, cocoa, coffee, drink mixes, juices, soda and tea.

•                  Baking Ingredients — artificial sweeteners, cake mixes, canned milk, chocolate, cornmeal, donut mixes, fillings, flour, nuts, pancake mixes, powdered milk and sugar.

•                  Condiments and Dressings — BBQ sauce, ketchup, cooking wine, hot sauce, mayonnaise, mustard, olives, pickles, relish, salad dressing and vinegar.

•                  Fresh Meats — chicken, deli meats, ham, hot dogs, lamb, pork and sausage.

•                  Frozen Foods — appetizers, French fries, bakery, chicken, desserts, duck, fruits, meat, pasta products, prepared foods, seafood, snacks, specialty items, turkey, vegetables, ice cream and onion rings.

•                  Grocery Products — bread and rolls, canned fish, canned fruit, canned meats, canned vegetables, cereal, cookies, crackers, dessert mixes, dry beans, extracts and flavorings, jams, jellies, mints, oil, pasta, peanut butter, portion control, prepared foods, rice, seasonings, shortening, snacks, soup, soup bases, spices, syrups, tomato products and toppings.

•                  Refrigerated Foods — butter, cheese, dressings, eggs, grated cheese, imported cheese, margarine, milk, refrigerated beverages, salads, sour cream and yogurt.

•                  Specialty Foods — gourmet, imports and international cuisine.

•                  Disposables — cake boxes, cutlery, doilies, donut boxes, foam cups, foam-hinged containers, foam plates, food trays, napkins, paper bags, paper cups, paper plates, pizza boxes, placemats, plastic bags, plastic plates, straws, paper towels and wood ware.

•                  Candy — chocolates, hard candies and chewing gum.

•                  Equipment — ice cream freezers and small wares ordered in advance.

•                  Beer — the full line of Miller beers under an exclusive distribution agreement with the Miller Beer Company for Baja, California.

We purchase our products directly from manufacturers and through other distributors.

Our Customers

We have over 2,300 Mexican food service customers, divided into three major categories:

•                  Supermarket chains including Calimax, Gigante, Casa Ley, Costco and Smart & Final, Wal-Mart and Sam’s Club, Costco, all among the largest supermarket chains in Mexico, along with chain convenience stores including AM/PM, OXXO, EXTRA and 240,000 mom and pop grocery stores.

•                  Restaurant chains including TGI Friday’s, Applebee’s, Pizza Hut and Papa John’s.

•                  Traditional food service retailers including independent restaurants, hotels, resorts, schools and caterers.

Other Services

                Through Grupo Sur Promociones we merchandise and promote food products in over 240,000 retail food stores primarily in Mexico.  Our marketing and promotion services involve developing point of sale and related displays for specific food products within our customers’ stores and providing data collection and reporting services to them regarding their food product sales. We bill our services either to the retail food stores themselves or to the manufacturer of the food products who pay us to merchandise in the retail store on their behalf.  We service these retail food stores using over 4,500 employees provided to us by three other companies, which are owned by executive officers of our Grupo Sur Promociones subsidiary.  We do not employ these individuals ourselves, but, rather, we contract with the other three companies to provide their services to us on a contract basis.  These companies provide their employees’ services to us at their cost.

Business Strategy

Our goal is to increase revenue through both internal growth and the acquisition of Mexican-based food distributors.  We believe that the food distribution market in Mexico may be ideal for consolidation because it is fragmented, offers economies of scale related to cost reduction and elimination of redundant services and allows for improvements in inventory and accounts receivable financing, which is often the most significant factor limiting the growth of small distributors in Mexico.

Specific benefits to consolidation in the food service distribution industry include:

•                  Economies of scale.  Distribution is most efficiently done at scale.  As distribution size increases, margins may improve, suppliers may become more willing to provide products at attractive prices, financing may become available and customers may increase order size and frequency.  Other economies may include accounting and other administrative expenses, direct purchase discounts, warehousing costs and importation fees.

•                  Simplified transport of goods.  Transportation represents a large percentage of the cost of a delivered food product, especially if it requires refrigeration.  By bundling many deliveries in one route or vehicle, the margins on individual deliveries may improve.

•                  Ability to order directly from manufacturers.  Manufacturers often have minimum order sizes for direct purchases.  Until these can be met, distributors often must order through other larger distributors and pay a premium to them.  Once direct purchase is an option, margins may improve.

•                  Regional and national accounts.  The ability to target regional and national account customers and name-brand suppliers that are too large for smaller distributors.

In addition to the purchase price and ease of integrating an acquisition, factors we consider in connection with an acquisition include:

•                  Whether the acquired company has the necessary personnel willing to stay on;

•                  The acquired company’s corporate culture; and

•                  The acquired company’s product mix and customer base.

We seek to standardize operating procedures across acquisitions as we become satisfied with the acquired company’s management and customer stability.

We believe acquisition candidates will continue to be available to us, although there can be no assurance that we will be able to acquire additional companies in the future.  Food service distributors in Mexico rely heavily on their principals and there is not an active or competitive market to purchase these companies.  Retiring company owners often terminate their operations as opposed to seeking a buyer.  Small distribution companies are under continual financial stress because they must internally finance nearly all of their inventory and receivables due to what we believe to be limited receivables financing and bank lending in Mexico.  For smaller distributors, the opportunity to have access to our inventory and resources and become a commissioned agent for us may also be attractive.

Marketing and Distribution

We currently have 68 full time sales people and over 4,500 contract employees involved in our Grupo Sur Promociones sales and merchandising force.  Our sales people are responsible for maintaining close contact with customers, visiting them regularly, distributing price lists and introducing new products.  Our sales people regularly visits all hotels and restaurants in their territories in order to introduce our products and services to them.  In most cases they collect all payments for products directly from customers since checks are generally not sent through the mail in Mexico.  For larger, more institutional, clients our senior management often accompanies our sales people on marketing visits.

Our marketing efforts also include attendance at food shows to attract new customers and introduce new products.  We often invite interested buyers to a hotel or convention center and arrange for a representative from the manufacturer or supplier to present products to them.

We deliver our products using approximately 36 trucks, including both refrigerated and dry trucks, driven by approximately 50 drivers.  We support our sales and deliveries by maintaining warehouses in San Diego, Miami and San Antonio, and in the Mexican cities of Tijuana, Cancun, Culiacan, Ciudad Juarez, Ensenada, Mexico City, Guadalajara, Mexicali, La Paz, Monterey, Puerto Penasco and Cabo San Lucas.

Information Systems and Accounting

We currently manage the ordering, receiving, warehousing, inventory and delivery of products using several different accounting software programs acquired when we purchased some of our operating units. Our intent is to unify each of our operating units under one software system within the next 12 months. Our current software assists us in timely and accurate financial reporting by our subsidiaries to our corporate headquarters.  Software development and maintenance is managed on a centralized basis by our outsourced information technology staff.  The software has been enhanced to provide standardized product identifiers to facilitate leveraging our purchasing volume across our distribution network.  In the future, we intend to enhance our warehouse management system by using barcode scanning to track products within our distribution centers.  This technology is intended to enhance productivity by reducing errors in inventory put-away and selection.

Our software management system also tracks employee productivity to analyze warehouse efficiencies.  We are in the process of installing truck routing software to optimize the distribution routes traveled by our trucks in order to reduce excess mileage and improve the timeliness of customer deliveries.  For inbound freight, we implement a centralized inbound logistics system that optimizes consolidated deliveries from our suppliers.  We have also implemented an Internet-based ordering system that allows customers to have real-time access to product information, inventory levels and their purchasing histories.

Competition

We primarily compete with thousands of small family businesses that distribute supplies to the food service and retail industry in Mexico. To a lesser extent, we compete with warehouse style low cost retailers, such as Wal-Mart, that sell food products directly to restaurants and retailers. Most food distributors in Mexico specialize in one product category such as cheese, meat or canned goods.  There are no major U.S. or Mexico distributors that supply a full line of grocery and refrigerated products to the food service market in Mexico.

                Unlike the foodservice distribution business in Mexico, there are only a handful of nationwide merchandising and promotion companies which compete with our Grupo Sur Promociones unit.  These competitors include MS Prom, Dinamere, A&P, MAP and Promerc.

                With respect to competitive factors among food distribution companies, we believe that prompt and regular delivery service, price and product availability are the three major competitive factors.  We believe our delivery services, prices and product availability are superior to most of our smaller competitors and that our ability to deliver products nationwide in Mexico is a competitive advantage.  Our chain retail competitors offer prices equal to ours but generally do not provide delivery services.

                Competitive factors in connection with Grupo Sur Promociones’ merchandising business  include the price of merchandising services, the quality of point of sale materials, geographical availability of merchandising services and the quality of information services available to customers.  We believe we have competitive advantages as a result of the size of the geographical area we service, the fact that we offer these services through 4,500 contract employees and to 240,000 customers throughout Mexico and what we perceive to be the high quality of our point of purchase materials and our information services.  We also believe that our pricing of merchandising services is competitive.

Employees

As of July 31, 2007, we had a total of 83 full-time employees and over 4,500 contract employees operating from our three U.S. facilities, and our 15 warehouses in Mexico.  None of our employees is subject to a collective bargaining agreement and we have not experienced any work stoppages.  We believe that our employee relations are good.

Facilities

We conduct our operations from our 12,000 square foot leased corporate headquarters in San Diego, California, which we also use as a receiving and importation warehouse.  We also have 17 additional warehouses and offices, located in Miami, San Antonio, Tijuana (2), Cancun, Culiacan, Ciudad Juarez, Ensenada, Mexico City (3), Guadalajara, Mexicali, La Paz, Monterey, Puerto Penasco and Cabo San Lucas.  Total rent expense for an aggregate of 18 warehouses and offices is currently $69,000 per month.  The terms of these leases run from one year to five years, aggregate 184,000 square feet and average $.37 per square foot of facilities leased.  Additional warehouse and other facilities are available to us if needed.

Legal Proceedings

We are not a party to any pending or threatened material legal proceedings.

MANAGEMENT

Executive Officers and Directors

The names, ages and positions of our directors and executive officers are as follows:

Name	Age	Position	Officer/Director Since

Sandro Piancone	39	Chief Executive Officer and Director	June 2006

Victor Petrone	37	President, Secretary and Director	May 2006

William Lindberg	75	Chief Financial Officer and Treasurer	June 2006

Brian Zamudio	39	Director	September 2007

James E. Buckman	63	Director	October 2007

Yehuda “Mitch” Wolf	32	Director	October 2007

The principal occupations for at least the past five years of each of our directors and executive officers are as follows:

       Sandro Piancone became our Chief Executive Officer in June 2006 when we acquired the Piancone Group International, a firm he founded and acted as its Chief Executive Officer since January 2001.  From January 2000 to February 2002, Mr. Piancone was also President and a director of E-Food Depot, USA, Inc.  From April 1998 to November 1999, he was vice president of sales and marketing for Roma Exporting, a food supplier to Mexico.  His duties there included securing new distributors throughout Mexico and implementing marketing programs for those distributors.  In 1991, he founded Tele-Chef Catering, which became one of San Diego’s largest catering companies and was merged with Mt. Etna Pizza Corp. in 1995.  From 1995 to 1998, Mr. Piancone was Vice President and a director of Mt. Etna.  From 1987 to 1991, he was the publisher of US Pizza News, the largest pizza trade newspaper in the United States.  Mr. Piancone is fluent in Spanish and Italian.

       Victor Petrone became our President in May 2006.  He was the President of International Food Specialists from 2004 until he joined us.  From 2001 to 2004, he oversaw the operations of the Specialty Market Division of Sysco Food Service Corporation.  From 1999 to 2001, he was employed by Roma Food Enterprises, Inc., a food service distributor, as General Manager of the Western United States and Mexico.  He is a graduate of the Wharton School of Business at the University of Pennsylvania.  Mr. Petrone is fluent in Spanish and Italian.

        William Lindberg has been our Chief Financial Officer since June 2006.  Mr. Lindberg began his accounting career with Arthur Anderson & Co. in 1958 in Los Angeles, and was later assigned to its offices in Montevideo, Uruguay, Buenos Aires, Argentina and Santiago, Chile, serving from 1961 to 1971.  Since 1988, he has been consulting for a variety of private and public companies, preparing financial statements for SEC filings and presentation to auditors.

        Brian A. Zamudio has been the Executive Vice President, Secretary and Director of publicly-held Tonogold Resources, Inc. since May 2003 and the Executive Vice President and Chief Financial Officer of its affiliate, Prospect Uranium, Inc., since March 2005.  Mr. Zamudio was the Chief Operating Officer of Point Loma Partners, Inc. from 1999 to 2002.  He was the President of Daybreak Apparel LLC, an apparel manufacturer based in San Diego, California, from 1999 to 2004.  Prior professional experience includes acting as the Managing Partner of Big Rock Holdings, a real estate development company, from 1997 to 2002.  While at Big Rock, Mr. Zamudio was responsible for acquisitions and financing.  Prior to Big Rock, Mr. Zamudio worked in the mortgage securities department at Sentra Spelman, a brokerage firm based in San Diego, California.

                James E. Buckman joined York in January 2007 as Senior Consultant and has been Vice Chairman since May 2007.  He is responsible for oversight of York’s private investments, as well as assisting in York’s day-to-day operations.  From February 1992 to September 2006, Mr. Buckman worked at Cendant Corporation, or its predecessor, HFS Incorporated, as Executive Vice President and later Vice Chairman, General Counsel and a Director.  Previously, he was a Partner at Troutman Sanders LLP.  He has also served as Executive V.P., General Counsel and a Board Member for Days Inn Corp., Assistant General Counsel at Gable Industries, Inc. and an Associate at Dewey Ballantine LLP.  Mr. Buckman received his A.B. degree from Fordham University and his J.D. degree from Yale Law School.  He is a member of the Board of Directors of Wyndham Worldwide Corporation.

                Yehuda “Mitch” Wolf joined York in March 2006 as a Vice President.  From 2001 to 2006 he worked at Oaktree Capital Management where he was a member of the Mezzanine Finance group.  From 1998 to 2001 he worked at J.P. Morgan & Co in the Private Equity Placements, and Corporate Finance and Mergers and Acquisition groups.  Mr. Wolf received his B.S. Finance degree from Yeshiva University with Honors.

All directors hold office until the next annual meeting of our stockholders and until their successors have been duly elected and qualified.  Our officers are elected by and serve at the discretion of the Board of Directors.  None of our directors is independent and we do not have any committees of the Board of Directors.

Executive Compensation

               We do not have employment agreements with any of our executive officers.  We currently pay Mr. Piancone and Mr. Petrone annual salaries of $120,000 each.  No other executive officer receives an annual salary in excess of $100,000.  We do not have key person life insurance on the lives of any of our executive officers.

Director Compensation

                Our non-employee directors do not currently receive compensation for their services as directors although they are provided reimbursement for out-of-pocket expenses incurred in attending Board meetings.  We may pay cash and stock-based compensation to our directors in the future.

Summary Compensation

                The following table sets forth information concerning the annual and long-term compensation for services rendered during the last two calendar years paid by us to our Chief Executive Officer.  No other executive officers received compensation in excess of $100,000 in 2005 or 2006.  Sandro Piancone and Victor Petrone are each currently paid $120,000 annually.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Sandro Piancone	2006	$50,000	$—	$—	$—	$—	$—
Chief Executive Officer and Director	2005	$—	$—	$—	$—	$—	$—

Equity Incentive Plan

        We intend to adopt an equity incentive plan, which we refer to as our Plan, which will provide for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 together with the grant of bonus stock and stock appreciation rights at the discretion of our Board of Directors.  Incentive stock options are issuable only to our eligible officers, directors and key employees.  Non-statutory stock options are issuable only to our non-employee directors and consultants.  We have not determined the aggregate maximum number of shares of common stock that may be issued under the Plan.  The Plan will be administered by our full Board of Directors.  Under the Plan, the Board will determine which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

                With respect to stock options, the per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted.  No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date of grant.  The option price for non-statutory options will be established by the Board and may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.

                No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee.  Options may be exercised only if the option holder remains continuously associated with us from the date of grant to the date of exercise, unless extended under the Plan grant.  Options under the Plan must be granted within 10 years from the effective date of the Plan and the exercise date of an option cannot be later than 5 years from the date of grant.  Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us become available once again for issuance.  Shares issued upon exercise of an option rank equally with other shares then outstanding.

Liability and Indemnification of Officers and Directors

                Our Articles of Incorporation provide that liability of directors to us for monetary damages is eliminated to the full extent provided by Nevada law.  Under Nevada law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Nevada law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

The effect of this provision in our Articles of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above.  This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

                Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND

BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

                As of the date of this prospectus, there are 83,616,707 shares of common stock outstanding.  The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this prospectus by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group.  Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable.  The address of our executive officers and directors is in care of us, at 2355-A Paseo de las Americas, San Diego, California 92154.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned

Sandro Piancone	14,204,224	17.0%

Victor Petrone	2,266,969	2.7%

William Lindberg	676,707.1%

Brian Zamudio	1,284,783	1.5%

James E. Buckman(1)	0	0%

Yehuda “Mitch” Wolf(1)	0	0%

York Select Unit-Trust(2)	14,546,245	15.1%

York Credit Opportunities Fund, L.P.(2)	18,000,000	17.7%

York Select, L.P.(2)	12,453,705	13.0%

JGD Management Corp.(1)	45,000,000	45.8%

All executive officers and directors as a group (6 persons)	16,432,683	21.3%

(1)          Messrs. Buckman and Wolf are employees of JGD Management Corp., d/b/a York Capital Management, but not executive officers or directors.  JGD Management Corp. has been delegated certain management and administrative duties by each of York Seclect Unit Trust, York Credit Opportunities Fund, L.P. and York Select, L.P. Accordingly, JGD Management Corp may be deemed to have beneficial ownership over the shares of common stock being registered under this prospectus by York. James G. Dinan is the Chief Executive Officer and controlling stockholder of JGD.

(2)          Represents Series A and Series B Convertible Preferred Stock held by York collectively convertible into 45,000,000 shares of common stock.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

                We have outstanding 83,616,707 shares of common stock.  We are registering by this prospectus an aggregate of 27,910,150 shares of common stock, 45,000,000 shares of common stock convertible upon exercise of Series A and Series B Convertible Preferred Stock and 24,438,403 shares of common stock underlying common stock purchase warrants. The common stock being registered is comprised of (1) 27,910,150 shares sold at $.40 per share in a June 2007 private placement to 474 investors through Brookstreet Securities Corporation, and (2) 45,000,000 shares issuable upon conversion of Series A and Series B Convertible Preferred Stock at $.40 and $.178 per share (subject to standard and value-based anti-dilution protection), respectively, sold to York, and (3) common stock underlying (i) 5,649,500 warrants issued to employees of Brookstreet Securities Corporation, the placement agent of the June 2007 private placement, (ii) 1,600,000 warrants issued to a finder in connection with the sale of our Series A and Series B Convertible Preferred Stock to York, (iii) 950,270 warrants issued to CSFF Master Fund L.P. and Cordillera Fund, L.P. in connection with a $3.5 million debt financing advanced by them, and (iv) 2,211,000 warrants issued to other bridge lenders for a 2006 bridge loan we obtained from them.

                The following table sets forth the names of the selling stockholders and the number of shares of our common stock held by each selling stockholder or exercisable under the warrants. The warrants are all exercisable at a fixed price of $.40 per share. The selling stockholders listed below are offering for sale all shares listed following their names.  None of the selling stockholders is required to sell any of their shares at any time.

                The shares may be offered from time to time by the selling stockholders.  Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

                None of our selling stockholders are officers, directors or 10% or greater stockholders except York.  None of our selling stockholders currently are broker-dealers or affiliates of broker-dealers except Brookstreet Securities Corporation and certain of its employees.  None of the selling stockholders has or had any material relationship with us, except as indicated above with respect to the employees of Brookstreet and York, CSFF and Cordillera.  All warrants are exercisable at fixed prices of $.40 or $.178 per share.

Name of Stockholder	Shares Owned Outright	Shares Underlying Purchase Warrants	Total	Percentage of Outstanding Shares	Common Shares Offered for Sale	Common Shares Retained	Percentage of Outstanding Shares Offered for Sale
Adair, John	250,000		250,000	*	250,000		100
Adams, Jack H.	25,000		25,000	*	25,000		100
Adcock, Dick		2,000	2,000	*	2,000		100
Alan & Marie Bruna Trust	62,500		62,500	*	62,500		100
Aldinger, Adam & Andrea	72,500		72,500	*	72,500		100
Allen, Charles	60,000		60,000	*	60,000		100
Allen, Diana	125,000		125,000	*	125,000		100
Allen, Gerald & Hazel	62,500		62,500	*	62,500		100
Allen, Mark		10,000	10,000	*			100

Name of Stockholder	Shares Owned Outright	Shares Underlying Purchase Warrants	Total	Percentage of Outstanding Shares	Common Shares Offered for Sale	Common Shares Retained	Percentage of Outstanding Shares Offered for Sale
Allison, Robert E., Jr.	62,500		62,500	*	62,500		100
Amberger, Joanna	26,600		26,600	*	25,000	1,600	93.6
Anders, David M.	25,000		25,000	*	25,000		100
Antosofsky, Rachel	31,250		31,250	*	31,250		100
Apex Fund		560,000	560,000	*	560,000		100
Arnold, Ernie		23,750	23,750	*	23,750		100
Arnold, Teresa Juergens	15,625		15,625	*	15,625		100
Arnold Family LLC	31,250		31,250	*	31,250		100
Arnswald, Jeffrey K.	62,500		62,500	*	62,500		100
Arole, Adebola & Chidi	40,000		40,000	*	40,000		100
Artero, Anthony		47,500	47,500	*	47,500		100
Ashbaugh, Frederick & Susan	62,500		62,500	*	62,500		100
Atanasoff, Ronald & Cathy	25,000		25,000	*	25,000		100
Bain, Michael	25,000		25,000	*	25,000		100
Bao, Xian Sen	25,000		25,000	*	25,000		100
Barash, Moshe & Riva	31,250		31,250	*	31,250		100
Barnholtz, Barry	125,000		125,000	*	125,000		100
Barson, Aaron V. Jr Sterling Trust. Co. Custodian	50,000		50,000	*	50,000		100
Barson, Aaron V. Jr. Eyepiece Inc. Defined Benefit Pension Plan	68,750		68,750	*	68,750		100
Barson, Gregory		27,000	27,000	*	27,000		100
Bartels, Audrey L.	62,500		62,500	*	62,500		100
Bartlett, Burt		304,000	304,000	*	304,000		100
Bela Trust NFS FMTC FBO IRA	25,000		25,000	*	25,000		100
Berman Family Trust, Mark & Shanon	62,500		62,500	*	62,500		100
Berman Family Trust, Theodore W. & Deana	62,500		62,500	*	62,500		100
Bettingen, Grant		106,256	106,256	*	106,256		100
Bibler, Richard	150,000		150,000	*	150,000		100
Bietsch, Ronald A.	125,000		125,000	*	125,000		100
Bigler, John S.	200,000		200,000	*	200,000		100
Bjork, Robert D. MMP & Trust	25,000		25,000	*	25,000		100
Black, David L.	62,500		62,500	*	62,500		100
Blackert, James R.	65,000		65,000	*	65,000		100
Block, William	125,000		125,000	*	125,000		100
Blume, June	77,500		77,500	*	77,500		100
Blume, Wallace	100,000		100,000	*	100,000		100
Bogner, Mark P.	50,000		50,000	*	50,000		100
Bogner, Todd M.	12,500		12,500	*	12,500		100
Bookson, Yosef E.	55,000		55,000	*	55,000		100

Name of Stockholder	Shares Owned Outright	Shares Underlying Purchase Warrants	Total	Percentage of Outstanding Shares	Common Shares Offered for Sale	Common Shares Retained	Percentage of Outstanding Shares Offered for Sale
Bougher Family Trust, Gary & Margaret	31,250		31,250	*	31,250		100
Bovarnick, Bennett	12,900		12,900	*	12,500	400	97
Boyle, Robert	25,000		25,000	*	25,000		100
Braddock, Antonio S.	62,500		62,500	*	62,500		100
Brandon, Gregory Lee	62,500		62,500	*	62,500		100
Brashears, Larry & Linda	31,250		31,250	*	31,250		100
Breedibg, Kurtis	62,500		62,500	*	62,500		100
Brewer, John	312,500		312,500	*	312,500		100
Brodt, Steven S.	31,250		31,250	*	31,250		100
Brooks, Joan C.	30,000		30,000	*	30,000		100
Brooks, Stanley		1,262,463	1,262,463	1.5	1,262,463		100
Brown, Kelly		17,500	17,500	*	17,500		100
Brown, Kevin		12,000	12,000	*	12,000		100
Brown, Martin & Ellen	25,000		25,000	*	25,000		100
Brown, Michael	62,500		62,500	*	62,500		100
Browne II, Tood Ellis	25,000		25,000	*	25,000		100
Bryant, Travis D.	125,000		125,000	*	125,000		100
Budrow, William	62,500		62,500	*	62,500		100
Burd, John F.	87,500		87,500	*	87,500		100
Burke, James B.	31,250		31,250	*	31,250		100
Cabrera, Anthony M.	93,750		93,750	*	93,750		100
CCN Worldwide		2,732,161	2,732,161	3.3	2,732,161		100
Campbell, Stuart K.	250,000		250,000	*	250,000		100
Caplan, James	31,250		31,250	*	31,250		100
Carlyon, Michael	62,500		62,500	*	62,500		100
Carpinelli, Joseph P.	62,500		62,500	*	62,500		100
Carter, Stephen J.	50,000		50,000	*	50,000		100
Cascata Long / Short Fund, LP	187,500		187,500	*	187,500		100
CSSF Master Fund		542,858	542,858	*	542,858		100
Chaput, Robert	62,500		62,500	*	62,500		100
Chelimsky, Steve	25,000		25,000	*	25,000		100
Chester, Mark	25,000		25,000	*	25,000		100
Chestnut Ridge Partners, LP	1,000,000		1,000,000	1.2	1,000,000		100
Cheyney, Curtis P.	31,250		31,250	*	31,250		100
Chin, Richard Mingde	37,500	35,640	37,500	*	73,140		100
Choy, William & Rojana	50,000		50,000	*	50,000		100
Christman, Richard M. & Patricia L.	187,500		187,500	*	187,500		100
Ciric, Steve		55,000	55,000	*	55,000		100
Cochran, Jeffrey	12,500		12,500	*	12,500		100
Colangelo, Richard & Svetlana Trust	62,500		62,500	*	62,500		100

Name of Stockholder	Shares Owned Outright	Shares Underlying Purchase Warrants	Total	Percentage of Outstanding Shares	Common Shares Offered for Sale	Common Shares Retained	Percentage of Outstanding Shares Offered for Sale
Cole, Lynn		2,781,392	2,781,392	3.2	2,781,392		100
Combes Livint Trust, George & Mary J.	31,250		31,250	*	31,250		100
Congleton, James V.	31,250		31,250	*	31,250		100
Conry, Scott	25,000		25,000	*	25,000		100
Contasti, Andy & Annette	31,250		31,250	*	31,250		100
Coons, Louis & Joanne	31,250		31,250	*	31,250		100
Corcoran, Kervin & Patricia	50,000		50,000	*	50,000		100
Cordillera fund	100	407,142	407,242	*	407,142	100	99.9
Crane Eye Care Pension FBO Timothy Crande MD	50,000		50,000	*	50,000		100
Cravens, Charles E.	25,000		25,000	*	25,000		100
Cravens, David	50,000		50,000	*	50,000		100
Creegan, Michael	60,000		60,000	*	60,000		100
Crimmins, Curtis	62,500		62,500	*	62,500		100
Crist, Jeff	25,000		25,000	*	25,000		100
CS Capital Resources		100,000	100,000	*	100,000		100
Cudney, Ricky E.	25,000		25,000	*	25,000		100
Cuevas Family Trust, Robert Cuevas	125,000		125,000	*	125,000		100
Culver III, Lillard Wells	62,500		62,500	*	62,500		100
Curtis, Mark		146,246	146,246	*	146,246		100
Dabba, Jay		125,000	125,000	*	125,000		100
Dabney, Neil D.		1,262,462	1,262,462	1.5	1,262,462		100
Dahl, George		112,500	112,500	*			100
Damitry, Vlad	62,500		62,500	*	62,500		100
Darling Family Trust, Phillip & Susan	62,500		62,500	*	62,500		100
DeAngelis, Mario	62,500		62,500	*	62,500		100
Deberg, Marcia A.	62,500		62,500	*	62,500		100
Deberg, Steven Trust	62,500		62,500	*	62,500		100
Dee Filgas, Frances Living Trust	62,500		62,500	*	62,500		100
Delgado, The Delgado Family Trust	25,000		25,000	*	25,000		100
Demars, Paula G.	62,500		62,500	*	62,500		100
Denman, Thomas	62,500		62,500	*	62,500		100
Dinsmore, Bruce M.	62,500		62,500	*	62,500		100
Djordjevski, Dusan & Guga	62,500		62,500	*	62,500		100
Dordal, John	62,500		62,500	*	62,500		100
Dosono, Ferdinand		29,000	29,000	*	29,000		100
Dovrovich, Franklin	62,500		62,500	*	62,500		100
Driscoll, Dan		10,000	10,000	*	10,000		100
Duitch, Dennis	62,500		62,500	*	62,500		100
Dukes, Robert R.	62,500		62,500	*	62,500		100

Name of Stockholder	Shares Owned Outright	Shares Underlying Purchase Warrants	Total	Percentage of Outstanding Shares	Common Shares Offered for Sale	Common Shares Retained	Percentage of Outstanding Shares Offered for Sale
Eadington Family Trust	62,500		62,500	*	62,500		100
East Valley Anesthesia Inc., Brian Hyman, TTEE	62,500		62,500	*	62,500		100
Eguchi, Roth	25,000		25,000	*	25,000		100
Eguchi, Patricia	25,000		25,000	*	25,000		100
Ellis, Casey		31,000	31,000	*	31,000		100
Ellis, Sherley A.	51,000		51,000	*	50,000	1,000	98
Elsken, W.F., Jr.	25,000		25,000	*	25,000		100
Englander, Nicole	62,500		62,500	*	62,500		100
Engleman, James	37,500		37,500	*	37,500		100
Engoltz / Wiezbicki, Beni / Gila Gefen	31,250		31,250	*	31,250		100
Enterline, James & Dr. Esther	62,500		62,500	*	62,500		100
Erskine, Mark		20,000	20,000	*	20,000		100
Esterman, Adina Menucha	31,250		31,250	*	31,250		100
Fagan, Peter & Melanie	62,500		62,500	*	62,500		100
Fausett, Brenda Mitus	81,250		81,250	*	81,250		100
Fei, ZongZhao	12,500		12,500	*	12,500		100
Feldman, Alfred	197,500		197,500	*	187,500	10,000	94.7
Feldman, Hershel	62,500		62,500	*	62,500		100
Fersht, Yehudah & Anat	37,500		37,500	*	37,500		100
Fincham, Fred & Nancy	25,000		25,000	*	25,000		100
Fineman, Neil		45,000	45,000	*	45,000		100
Fischer, Darrell & Jennifer	31,250	48,700	79,950	*	79,950		100
Fisher, Alan M.	25,000		25,000	*	25,000		100
Fite, Richard	62,500		62,500	*	62,500		100
Fitzgerald, William P.	25,000		25,000	*	25,000		100
Fitzgerald / Howell, Katherine & Michial D.	25,000	10,000	35,000	*	35,000		100
Fleetwood, Rick	25,000		25,000	*	25,000		100
Flink, Eugene / Elisha H.	125,000		125,000	*	125,000		100
Flournoy, Richard & Nancy	31,250		31,250	*	31,250		100
Fox, Diane F.	50,000		50,000	*	50,000		100
Fox, Charles	250,000		250,000	*	250,000		100
Franks, Garry	62,500		62,500	*	62,500		100
Frewing, Janet	62,500		62,500	*	62,500		100
Frewing, David W.	62,500		62,500	*	62,500		100
Friedman, Laurence	62,500		62,500	*	62,500		100
Frings, James A.	125,000		125,000	*	125,000		100
Fritchey, Raymond & Lori	25,000		25,000	*	25,000		100
Fuchs, Shabse	31,250		31,250	*	31,250		100
Fullmer, David Ray	25,000		25,000	*	25,000		100

Name of Stockholder	Shares Owned Outright	Shares Underlying Purchase Warrants	Total	Percentage of Outstanding Shares	Common Shares Offered for Sale	Common Shares Retained	Percentage of Outstanding Shares Offered for Sale
Gallagher, Michael & Janet	62,500		62,500	*	62,500		100
Gannon, Harry C.	75,000		75,000	*	75,000		100
Gao, Hong T.	70,500		70,500	*	70,500		100
Garcia, Luis & Iris	270,000		270,000	*	250,000	20,000	99.3
Gay, William	62,500		62,500	*	62,500		100
Gelbstein, Alan	31,250		31,250	*	31,250		100
Gemini Master Fund Ltd.	375,000		375,000	*	375,000		100
Genack, Menacham & Sarah	62,500		62,500	*	62,500		100
Gencap Solutions		2,100,000	2,100,000	2.4	2,100,000		100
Gentine, Joshua Lee	31,250		31,250	*	31,250		100
Gest, Robert		42,500	42,500	*	42,500		100
Gilcrease, David L.	62,500		62,500	*	62,500		100
Giordano, Marsha	31,250		31,250	*	31,250		100
Glassman, Ronald & Kimberly	7,500		7,500	*	7,500		100
Glennie, Virginia R. & Donald	62,500		62,500	*	62,500		100
Go, Benedict	62,500		62,500	*	62,500		100
Goldberg, Victoria	25,000		25,000	*	25,000		100
Graham, Tyler	12,500		12,500	*	12,500		100
Gramlich, James V.	187,500		187,500	*	187,500		100
Grand Horizon Investments LP	75,000		75,000	*	75,000		100
Gravier, Lynne Dorothen	80,000		80,000	*	80,000		100
Griffin, James & Patricia	15,000		15,000	*	15,000		100
Grise, Clavin & Kathleen	37,500		37,500	*	37,500		100
Gunaratnam, Joshua	5,000		5,000	*	5,000		100
Guy, James L.	62,500		62,500	*	62,500		100
Gyulai, Andor		40,160	40,160	*	40,160		100
Hales, Kendall		250,000	250,000	*	250,000		100
Halkias, Argirios	31,250		31,250	*	31,250		100
Hansen, Scott V.	25,000		25,000	*	25,000		100
Harrison, David	125,000		125,000	*	125,000		100
He, Sophia J.	25,000		25,000	*	25,000		100
Heimowitz, Aaron	72,500	99,500	172,000	*	162,000	10,000	94.2
Hendley, Gunny		40,000	40,000	*			100
Herbertson, Charles	25,000		25,000	*	25,000		100
Hershler, Zev	31,250		31,250	*	31,250		100
Hicks Higuhi Corp.	62,500		62,500	*	62,500		100
Hishon, Harold & Theresa	62,500		62,500	*	62,500		100
Ho, Neng Zou	33,650		33,650	*	31,250	2,400	93
Hodes, Alan	25,000		25,000	*	25,000		100
Holcomb, Jack & Mary April	125,000		125,000	*	125,000		100

Name of Stockholder	Shares Owned Outright	Shares Underlying Purchase Warrants	Total	Percentage of Outstanding Shares	Common Shares Offered for Sale	Common Shares Retained	Percentage of Outstanding Shares Offered for Sale
Holder, William & Melinda	75,000		75,000	*	75,000		100
Holzer, Bambi	125,000	55,000	180,000	*	180,000		100
Hoogs, Kenneth W.	200,000		200,000	*	200,000		100
Hooley, Richard K.	12,500		12,500	*	12,500		100
Hoppe, Helmut	550,000		550,000	*	550,000		100
Hoschander, Marc	31,250		31,250	*	31,250		100
Hu, Joseph S.Y.	62,500		62,500	*	62,500		100
Huang, Matt	25,000		25,000	*	25,000		100
Hughes, Edward & Karen	62,500		62,500	*	62,500		100
Ikeda, Marsha	62,500		62,500	*	62,500		100
Institute of Jewish Humanities	31,250		31,250	*	31,250		100
Jacques, Michael & Kim	62,500.00		62,500	*	62,500.00		100
James, Robert K.	25,000		25,000	*	25,000		100
Jarkesy Jr., George R.	125,000		125,000	*	125,000		100
Jeidel, Eli	62,500		62,500	*	62,500		100
Jenkins, Donald C.	25,000		25,000	*	25,000		100
Jensen, James	125,000		125,000	*	125,000		100
Jervis, Stanley	25,000		25,000	*	25,000		100
Johanson, Harold & Mary	25,000		25,000	*	25,000		100
Johndrow, Christopher		82,995	82,995	*	82,995		100
Johnson, C. Kenneth	50,000		50,000	*	50,000		100
Johnson, Claudia	25,000		25,000	*	25,000		100
Jones, Zsursanna P.	62,500		62,500	*	62,500		100
Kahan, Israel	31,250		31,250	*	31,250		100
Kane, Brian C.	31,250		31,250	*	31,250		100
Kastelanch, Edward	15,625		15,625	*	15,625		100
Kautz, Russell & Debbie	25,000	24,000	49,000	*	25,000	24,000	51.1
Keefer, Keith	150,000		150,000	*	150,000		100
Kerr, Shannon	62,500		62,500	*	62,500		100
Keys, Carl & Carol	31,250	15,000	46,250	*	31,250	15,000	67.6
Kimber, Dane Lee & Wendy Jean	100,000		100,000	*	100,000		100
Kipp, Gail L.	12,500		12,500	*	12,500		100
Kistner, Richard	25,000		25,000	*	25,000		100
Klein, Steve & Gabby	31,250		31,250	*	31,250		100
Kleinberg, Devorah & Sidney	125,000		125,000	*	125,000		100
Kletzel, Harrison	62,500		62,500	*	62,500		100
Knipschild, Mary Jane	28,750		28,750	*	28,750		100
Koch, Charles F.	62,500		62,500	*	62,500		100
Kofke, Robert & Cathy	506,000		506,000	*	500,000	6,000	99.0
Kohli, Thomas & Margaret	125,000		125,000	*	125,000		100

Name of Stockholder	Shares Owned Outright	Shares Underlying Purchase Warrants	Total	Percentage of Outstanding Shares	Common Shares Offered for Sale	Common Shares Retained	Percentage of Outstanding Shares Offered for Sale
Kolitsides, Nic		7,500	7,500	*			100
Kopsky, Paul W.	150,000		150,000	*	150,000		100
Kramer, Carl Jay	62,500		62,500	*	62,500		100
Krueger, Kenneth & Susan	25,000		25,000	*	25,000		100
Krug, Bernie		30,000	30,000	*	30,000		100
Kubiak, Charles & Karen	50,000		50,000	*	50,000		100
Kupferstein, Howard & Marcy	12,500		12,500	*	12,500		100
Kupras Family Trust	125,000		125,000	*	125,000		100
Lacey, Robert E.	81,250		81,250	*	81,250		100
LaFlair, Dixie	31,250		31,250	*	31,250		100
Lange, Joseph M.	62,500		62,500	*	62,500		100
Lassoff, David & Iris	62,500		62,500	*	62,500		100
Lasson, Morris	50,000		50,000	*	50,000		100
Lehman, Tamar	62,500		62,500	*	62,500		100
Leibovit, Mark	31,250		31,250	*	31,250		100
Lewandowski, Robert & Cynthia	31,250		31,250	*	31,250		100
Linzer, Diane	31,250		31,250	*	31,250		100
Loweberg, Dune S.	50,000		50,000	*	50,000		100
Lowy, David	62,500		62,500	*	62,500		100
Lu, Yue Chuan	75,000		75,000	*	75,000		100
Lyhane, David E.	50,000		50,000	*	50,000		100
Lyons, Douglas		8,000	8,000	*	8,000		100
Ma, Hong Biao	37,500		37,500	*	37,500		100
Maddox, David	25,000		25,000	*	25,000		100
Mahla, Walter	125,000		125,000	*	125,000		100
Maiden, Jeff		70,000	70,000	*	70,000		100
Maiden, Thomas	62,500		62,500	*	62,500		100
Maiden Capital Opportunity Fund, LP	351,400		351,400	*	187,500	163,900	53.4
Malicky / Kostic, Eric & Kathryn	125,000		125,000	*	125,000		100
Malloy, John T.	150,000		150,000	*	150,000		100
Malotte, Thomas M.	62,500		62,500	*	62,500		100
Mark, Richard C.	25,000		25,000	*	25,000		100
Mark, Jeffrey A.	50,000		50,000	*	50,000		100
Martel, Ronald	12,500		12,500	*	12,500		100
Mather, Samuel	125,000		125,000	*	125,000		100
Mauney, George		3,750	3,750	*	3,750		100
McClellan, Alanna	81,250		81,250	*	81,250		100
McClurg, Robert	31,250		31,250	*	31,250		100
McCracken, Linda Linelle	62,500		62,500	*	62,500		100
McKiever, Kevin	62,500		62,500	*	62,500		100

Name of Stockholder	Shares Owned Outright	Shares Underlying Purchase Warrants	Total	Percentage of Outstanding Shares	Common Shares Offered for Sale	Common Shares Retained	Percentage of Outstanding Shares Offered for Sale
McQuestion, Gretchen M.	50,000		50,000	*	50,000		100
Metcalf, Doug		125,000	125,000	*	125,000		100
Meyer, Jama K.	62,500		62,500	*	62,500		100
Michelson, Arthur	31,250		31,250	*	31,250		100
Millen, Randy		15,000	15,000	*	15,000		100
Miller, Christopher		65,000	65,000	*	65,000		100
Miller, Lewis	31,250		31,250	*	31,250		100
Mitus, Robert		27,740	27,740	*	27,740		100
Moede, Peter	31,250		31,250	*	31,250		100
Morency, Margaret M.	50,000		50,000	*	50,000		100
Morgan, Jack & Eileen	62,500		62,500	*	62,500		100
Morgan, Marily H.	75,000		75,000	*	75,000		100
Morrison, Roger		5,000	5,000	*	5,000		100
Morton, Anne	50,000		50,000	*	50,000		100
Mosher, George	37,500		37,500	*	37,500		100
Motosue, Wilfred Y.	25,000		25,000	*	25,000		100
Moximovich, Alexander & Mary Jane	125,000		125,000	*	125,000		100
Mozilo, Mark A.	62,500		62,500	*	62,500		100
Murata, Roy T.	50,000		50,000	*	50,000		100
Nakata, Steven & Marie	125,000		125,000	*	125,000		100
Naluai, Aleksander K.	77,500		77,500	*	77,500		100
Nardillo, Matt		7,300	7,300	*	7,300		100
Nehrbass, Patrick & Michelle	37,500		37,500	*	37,500		100
Neiman, Jacob		50,000	50,000	*	50,000		100
Nelson, Brad		23,750	23,750	*	23,750		100
Nelson, Tamara & Kirk	31,250		31,250	*	31,250		100
Neumann, Tibor & Erika	31,250		31,250	*	31,250		100
Newberry, Robert & Diane	31,250		31,250	*	31,250		100
NFS LLC FBO	25,000		25,000	*	25,000		100
Nishimoto, El	100,000		100,000	*	100,000		100
Nissley, Mark		40,900	40,900	*	40,900		100
Noble Family Trust	62,500		62,500	*	62,500		100
Noordyk, Richard	31,250		31,250	*	31,250		100
Nordal, Jonas & Susan	31,250		31,250	*	31,250		100
Norman, Ivan	62,500	69,400	125,900	*	62,500	69,400	55.1
Novie, Bernice	100,000		100,000	*	100,000		100
Novie, Ira P.	187,500		187,500	*	187,500		100
Novie Revocable Trust	62,500		62,500	*	62,500		100
Novinbakht, Javid	25,000		25,000	*	25,000		100
Ohlfs, Donald	25,000		25,000	*	25,000		100

Name of Stockholder	Shares Owned Outright	Shares Underlying Purchase Warrants	Total	Percentage of Outstanding Shares	Common Shares Offered for Sale	Common Shares Retained	Percentage of Outstanding Shares Offered for Sale
Olson, Claudia	62,500		62,500	*	62,500		100
Opsitnick Consulting Inc.	37,500		37,500	*	37,500		100
Osborn, Ken		5,000	5,000	*	5,000		100
Ostrowski, Harry	62,500		62,500	*	62,500		100
Ottoson, Darwin	62,500		62,500	*	62,500		100
Padden, Jon P.	50,000		50,000	*	50,000		100
Pakradooni, Peter	62,500		62,500	*	62,500		100
Palm, Jan E.	62,500		62,500	*	62,500		100
Panos, Keshishian		125,000	125,000	*	125,000		100
Parsai, Tom	62,500		62,500	*	62,500		100
Paton, Frank R.		250,000	250,000	*	250,000		100
Peacock, Steven L.	25,000		25,000	*	25,000		100
Pecker,Michael	25,000		25,000	*	25,000		100
Pecker, Neil		25,000	25,000	*	25,000		100
Peduto, Michael	135,000		135,000	*	125,000	10,000	92
Peduto, Angelo	125,000		125,000	*	125,000		100
Perkins, Timothy	62,500		62,500	*	62,500		100
Perrett, Patrick & Connie	50,000		50,000	*	50,000		100
Peterson, Eric		10,000	10,000	*	10,000		100
Peterson, Kelsey Jr.	62,500		62,500	*	62,500		100
Peterson, Kelsy C.	31,250		31,250	*	31,250		100
Peterson, Lawrence	62,500		62,500	*	62,500		100
Polson, Craig	37,500		37,500	*	37,500		100
Porter, Terry	75,000		75,000	*	75,000		100
Porter, Tim & Samantha	100,000		100,000	*	100,000		100
Powell, Robert R.	31,250		31,250	*	31,250		100
Proctor, Frank & Marlys	68,750		68,750	*	68,750		100
Pryor, Daryll		15,000	15,000	*	15,000		100
Regnier, Thomas D.	100,000		100,000	*	100,000		100
Reimann, Wendy	31,250		31,250	*	31,250		100
Reyer Family Trust, Otto W.	31,750		31,750	*	31,750		100
Rodgers, Gary W.	62,500		62,500	*	62,500		100
Rodgers, Sherrell	31,250		31,250	*	31,250		100
Roepke, Everett C.	125,000		125,000	*	125,000		100
Rogahn, Rod W.	37,500		37,500	*	37,500		100
Rohan Family Trust	100,000		100,000	*	100,000		100
Rollins, Betty G.	62,500		62,500	*	62,500		100
Roman, Lucky	25,000		25,000	*	25,000		100
Rosenbaum, Philip		9,000	3,000	*	9,000		100
Ross, Scott E.	25,000		25,000	*	25,000		100

Name of Stockholder	Shares Owned Outright	Shares Underlying Purchase Warrants	Total	Percentage of Outstanding Shares	Common Shares Offered for Sale	Common Shares Retained	Percentage of Outstanding Shares Offered for Sale
Roth, Alan		14,800	14,800	*			100
Rubinfeld, Nathan	31,250		31,250	*	31,250		100
Ryan, John	62,500		62,500	*	62,500		100
Saalsaa, Paul	25,000		25,000	*	25,000		100
Sachs, Robert	100,000		100,000	*	100,000		100
Saitta, Rick		50,000	50,000	*	50,000		100
Sam & Martha Sowell Joint Trust	31,250		31,250	*	31,250		100
Sawasy, Mitchell & Susan	62,500		62,500	*	62,500		100
Schmidt, Steve	25,000		25,000	*	25,000		100
Schmitz, Gilbert	31,250		31,250	*	31,250		100
Schnabel, Brian T.	62,500		62,500	*	62,500		100
Schroeder, Shaun P. / Wild Adventure Inc	25,000		25,000	*	25,000		100
Schult, Keith	125,000		125,000	*	125,000		100
Schult, Jeffrey	50,000		50,000	*	50,000		100
Schult, Robert E.	31,250		31,250	*	31,250		100
Seager, Ryan & Erin	12,500		12,500	*	12,500		100
Seager, Ryan	12,500		12,500	*	12,500		100
Shaffer Family Trust	31,750		31,750	*	31,750		100
Sharpe, James R.	25,000		25,000	*	25,000		100
Sheinkop, Jonathan	75,000	12,000	87,000	*	75,000	12,000	86.3
Shrago, Esther	25,000		25,000	*	25,000		100
Shrago, Steve		22,800	22,800	*	22,800		100
Shrum, Gay M.	75,000		75,000	*	75,000		100
Shub, Stephen	25,000		25,000	*	25,000		100
Siebert, David A.	31,250		31,250	*	31,250		100
Sinadinoski, Lubiso	62,500		62,500	*	62,500		100
Singer, John T. & Theresa A.	25,000		25,000	*	25,000		100
Singer, David	25,000	16,000	41,000	*	25,000	16,000	75.7
Skaggs, Don L.	250,000		250,000	*	250,000		100
Skanavis, Peter	100,000		100,000	*	100,000		100
Slomovics, Abraham	93,750		93,750	*	93,750		100
Slomovics, Abraham & Rachel	62,500		62,500	*	62,500		100
Smith, Carlene	12,500		12,500	*	12,500		100
Smith, Daryl Shane	162,500		162,500	*	162,500		100
Smith, Edward J. & Kim D.	63,500		63,500	*	63,500		100
Smith, Francis & Mary	25,000		25,000	*	25,000		100
Smith, Frederick	25,000		25,000	*	25,000		100
Smith, Frederick & Carlene	112,750		112,750	*	112,750		100
Smith, Janice B.	31,250		31,250	*	31,250		100
Smith, Philip	31,250		31,250	*	31,250		100

Name of Stockholder	Shares Owned Outright	Shares Underlying Purchase Warrants	Total	Percentage of Outstanding Shares	Common Shares Offered for Sale	Common Shares Retained	Percentage of Outstanding Shares Offered for Sale
Smith, Ronald		168,800	168,800	*	168,800		100
Smith, Ryan		51,100	51,100	*	51,100		100
Smith, Steven		81,000	81,000	*	81,000		100
Somers, James		289,992	289,992	*	289,992		100
Spasovski, Ljupco	93,750		93,750	*	93,750		100
Specht, David H.	62,500		62,500	*	62,500		100
Stempert, James	62,500		62,500	*	62,500		100
Sterling/ Burton W. Bartlett		625,000	625,000	*	625,000		100
Stillwell, Theodore	37,400		37,400	*	37,400		100
Sulley, Paul & Lynn	182,000		182,000	*	175,000	7,000	96
Summerill, Mark		57,200	57,200	*	57,200		100
Sun, Chang Ning	25,000		25,000	*	25,000		100
Swanson, Tim		182,646	182,646	*	182,646		100
Taub / Steinmetz, Joseph/ Mendel Manny	125,000		125,000	*	125,000		100
Taxman, Andrea L.	12,500		12,500	*	12,500		100
Teall, Fred	50,000	4,000	54,000	*	50,000	4,000	99.3
Teall, Mike		35,000	35,000	*	35,000		100
Temeyer, Gerard J.	50,000		50,000	*	50,000		100
Testa, Debra	62,500		62,500	*	62,500		100
Thiel, Lawrence J.	62,500		62,500	*	62,500		100
Thomas, Joshua K.	25,000		25,000	*	25,000		100
Thomson, Stewart A.	62,500		62,500	*	62,500		100
Tobler, Ryan & Nikole	25,000		25,000	*	25,000		100
Turman, Donald & Anna	25,000		25,000	*	25,000		100
Turner, Marvin & Susan	31,250		31,250	*	31,250		100
Tyberg, Rivka	31,250		31,250	*	31,250		100
Urrutia, John M.	91,250		91,250	*	81,250	10,000	89.2
Villano, Robert & Hortensia	25,000		25,000	*	25,000		100
Villano, Ralph	25,000		25,000	*	25,000		100
Vision Opportunity Master Fund, Ltd. Adam Benowitz, Director	1,250,000		1,250,000	1.5	1,250,000		100
Vlad, Dumitru	62,500		62,500	*	62,500		100
Volpe, Lane Carl Living Trust	62,500		62,500	*	62,500		100
Voros, Nancy Lewis	31,250		31,250	*	31,250		100
Walker, Peter	25,000		25,000	*	25,000		100
Walker, James	25,000		25,000	*	25,000		100
Wallace, Schuyler	34,750		34,750	*	31,250	3,500	90
Wallace, Klor & Mann PC PSP Trust	62,500		62,500	*	62,500		100
Walsh, Maureen	62,500		62,500	*	62,500		100

Name of Stockholder	Shares Owned Outright	Shares Underlying Purchase Warrants		Total		Percentage of Outstanding Shares	Common Shares Offered for Sale		Common Shares Retained	Percentage of Outstanding Shares Offered for Sale
Walter, Wendy & John	50,000			50,000		*	50,000			100
Wan, Robert	25,000			25,000		*	25,000			100
Wan, Robert C.	25,000			25,000		*	25,000			100
Warner, Scott K. & Judith M.	125,000			125,000		*	125,000			100
Waters, Kenneth & Linda	125,000			125,000		*	125,000			100
Watson, William P. Jr.	170,000			170,000		*	170,000			100
Watson, William P.	250,000			250,000		*	250,000			100
Waxman Marital TR dtd 8/9/89 Samuel Waxman, TTEE	125,000			125,000		*	125,000			100
Weissmueller, Jean	62,500			62,500		*	62,500			100
Weller, Edward	25,000			25,000		*	25,000			100
Wendler, John M.	31,250			31,250		*	31,250			100
West, Gordon & Audrey J.	25,000			25,000		*	25,000			100
Whitehurst, Wayne	62,500			62,500		*	62,500			100
Wigdale, James B.	62,500			62,500		*	62,500			100
Wild Adventures Inc.	25,000			25,000		*	25,000			100
Williamson, Dennis		39,000		39,000		*	39,000			100
Williamson, Lynda	62,500			62,500		*	62,500			100
Wing, Kenneth	62,500			62,500		*	62,500			100
Wohrle, Gary	62,500	165,000		227,500		*	62,500		165,000	27
Wood Family Trust	62,500			62,500		*	62,500			100
Yao, Kun Quan	25,000			25,000		*	25,000			100
Yarham Family Trust	62,500			62,500		*	62,500			100
Yee, Gary		17,000		17,000		*	17,000			100
Yee, Gordon		4,000		4,000		*	4,000			100
YKA Partners LTD		500,000		500,000		*	500,000			100
York Capital	0	45,000,000	(1)	45,000	(1)	35	45,000,000	(1)		100
Zamorano, David	62,500			62,500		*	62,500			100
Zechel, Kurt C.	62,500			62,500		*	62,500			100
Zecher, Adolf & Barbara	62,500			62,500		*	62,500			100
Zhao, Eric	62,500			62,500		*	62,500			100
Zolessi, Leonel & Delia	62,500			62,500		*	62,500			100
Totals:	28,218,550	69,438,403		97,499,313			72,910,150		512,300

*Less than 1%

(1) Represents shares convertible into common stock from the Series A and Series B and convertible preferred stock.

Information Regarding the Selling Stockholders

                The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold on the Electronic Bulletin Board at then prevailing market prices or privately negotiated prices in one or more of the following transactions:

•                  Block transactions;

•                  Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;

•                  Privately negotiated transactions;

•                  Through the writing of options on the shares; or

•                  Any combination of these transactions.

                The sale price to the public in these transactions may be:

•                  The market price prevailing at the time of sale;

•                  A price related to the prevailing market price;

•                  Negotiated prices; or

•                  Such other price as the selling stockholders determine from time to time.

                In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933.  The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

                The selling stockholders may also sell these shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers.  These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents.  As to a particular broker-dealer, this compensation might be in excess of customary commissions.  Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk.  It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock.  There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders.  Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

                Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter.  No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.  If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

                The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders.  Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder.  These regulations may affect the marketability of these shares of our common stock.

                We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

                On May 3, 2006, we acquired the exclusive rights from Piancone Group International, Inc. to market Miller beer in Baja California, Mexico, in exchange for 17,500,000 shares of our common stock.  At that time, neither Sandro Piancone nor Piancone Group was an affiliate.  Concurrent with the acquisition of these rights, Sandro Piancone became our Chief Executive Officer and a director.  In October, 2006 we acquired substantially all of the assets of Piancone Group in exchange for the issuance of 15,000,000 shares of our common stock.  Sandro Piancone, our Chief Executive Officer and a director, was the Chief Executive Officer, a director and the controlling stockholder of Piancone Group International, Inc. at the time its assets were acquired by us.  We did not obtain a fairness opinion in connection with our acquisition of Piancone.  However, we believe the acquisition was fair and reasonable.

                We contract for our 4,500 Grupo Sur Promociones employees from three companies, all of which are owned by executive officers of our Grupo Sur Promociones subsidiary.  These companies provide their employees’ services to us at their cost.  The terms of the contracts for all three companies are the same.

DESCRIPTION OF CAPITAL STOCK

General

                We are authorized to issue 195,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

                Currently, there are 83,616,707 shares of common stock outstanding.  The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors.  There is no right to cumulate votes in the election of directors.  The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock.  In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

                We are authorized to issue 5,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock.  In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. We have 1,875,000 shares of series A Convertible Preferred stock outstanding and 375,000 of Series B Convertible Preferred Stock outstanding as a result of the transactions described below.

                In July 2007 we issued 1,000,000 shares of Series A Convertible Preferred Stock, par value $.001 to York for $8.00 per share. The Series A Convertible Preferred Stock is convertible into 20,000,000 shares of our common stock.

                As additional consideration for the purchase of the Series A Convertible Preferred Stock, we issued to York (i) a Series A-1 warrant to purchase 500,000 shares of Series A Convertible Preferred Stock, at an exercise price of $8.00 per share, which in turn is convertible into 10,000,000 shares of our common stock (ii) a Series A-2 warrant to purchase 375,000 shares of Series A Convertible Preferred Stock, at an exercise price of $8.00 per share, which in turn is convertible into 7,500,000 shares of our common stock and (iii) a Series B warrant to purchase 375,000 shares of Series B Convertible Preferred Stock which in turn is convertible into 7,500,000 shares of our common stock.  York exercised all of the Series A and Series B Convertible Preferred warrants in September and October 2007, and, accordingly, currently holds 1,875,000 shares of Series A Convertible Preferred Stock and 375,000 shares of Series B Convertible Preferred Stock. The Series A and Series B Convertible Preferred Stock are convertible into an aggregate of  45,000,000 shares of our Common Stock.

                The Series A and Series B Convertible Preferred Stock have a liquidation preference of $8.00 per share and pay a cumulative dividend of 15% of the stated liquidation price per annum. Dividends are payable for a period of three years from the date of issuance and are payable in Series A and Series B Convertible Preferred Stock, as the case may be. The Series A and Series B Convertible Preferred Stock vote the equivalent number of shares of the common stock they are convertible into and also vote on a share for share basis with respect to matters to be voted upon by preferred stockholders as a class.

Common Stock Purchase Warrants

                We have outstanding common stock purchase warrants exercisable into common stock at prices ranging from $.25 to $.84 per share of which shares underlying 24,438,403 warrants are being registered hereby.

Dividends

                We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

                Holladay Transfer, Inc., Scottsdale, Arizona, is our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

                We have 83,616,707 shares of common stock outstanding, comprised of 27,910,150 shares which are being registered hereby and will be freely tradable shares upon the effective date of this prospectus and 55,706,557 shares which are restricted shares but are eligible for sale at any time under Rule 144.  We are also registering 69,438,403 shares underlying common stock purchase warrants and the Series A and Series B Convertible Preferred Stock.

                In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

•                  1% of the then outstanding shares of our common stock; or

•                  The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

                Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.  Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

                Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock.  We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time.  Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

                Our audited financial statements included in this prospectus for the years ended December 31, 2006 and 2005 have been included in reliance on the report of Gruber & Company, LLC, an independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

                The validity of the common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.  Mr. Agron owns approximately 200,000 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

                We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.  For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement.  We are also required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements, and we provide our annual reports, including audited financial statements and proxy statements, to our stockholders.  The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549.  You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

UNAUDITED FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission (“Commission”). While these statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for fair presentation of the results of the interim period, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and footnotes that are included in the Company’s December 31, 2006 annual report on Form 10-KSB previously filed with the Commission on April 17, 2007, and subsequent amendments made thereto.

NASCENT WINE COMPANY, INC. AND ITS CONSOLIDATED SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	SEPTEMBER 30,	DECEMBER 31,
	2007	2006
ASSETS
Current assets:

Cash	$1,905,734	$476,376
Accounts receivable, less allowance of $246,696 And $50,000 September 30, 2007 and December 31, 2006 respectively	6,474,159	1,327,153
Inventory	5,116,255	1,137,459
Investments	458,698	—
Prepaid and deposits	1,035,103	177,976

TOTAL CURRENT ASSETS	14,989,949	3,118,964

Property and equipment, net	1,948,508	593,691

Other assets:
License to distribution Miller Beer (net)of amortization	6,894,373	8,110,000
Licensed trade marks	4,363,333	—
Goodwill	14,645,046	11,936,217

TOTAL ASSETS	$42,841,209	$23,758,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$3,514,859	$2,179,342
Accrued expenses	929,162	137,037
Accrued interest	377,291	276,991
Bank loans	575,663	367,633
Loans payable, less un-amortized debt interest	(515,059)	932,005
Other loans payable	411,345	309,434
Capital lease deferred	775,342	—
Acquisition loans-current portion	6,200,000	—
Shareholder loans	831,003	2,440,148

TOTAL CURRENT LIABILITIES	13,099,606	6,662,590

Long term debt- Acquisition loans	2,000,000	186,672

TOTAL LIABILITIES	15,099,606	6,849,262

Stockholders’ equity:

Preferred stock, $0.001 par value, 5,000,000 shares authorized 1,000,000 issued and outstanding at September 30, 2007	1,000	—
Paid in preferred stock	7,342,305	—
Common stock, $0.001 par value, 195,000,000 shares authorized 83,641,706 and 52,050,000 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively	83,642	52,050
Additional paid-in capital	28,853,464	16,314,478
Subscribed stock less cost to sell	—	2,334,727
Accumulated other comprehensive loss	(76,799)	(1)
Deficit accumulated	(8,462,009)	(1,791,644)

TOTAL STOCKHOLDERS’ EQUITY	27,741,603	16,909,610

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,841,209	$23,758,872

The accompanying notes are an integral part of these financial statements.

NASCENT WINE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	FOR THE NINE	FOR THE NINE	FOR THE THREE	FOR THE THREE
	MONTHS ENDED	MONTHS ENDED	MONTHS ENDED	MONTHS ENDED
	SEPTEMBER 30,	SEPTEMBER 30,	SEPTEMBER 30,	SEPTEMBER 30,
	2007	2006	2007	2006
REVENUES	$25,415,739	$1,203,826	$12,490,061	$1,203,437
COST OF REVENUES	21,074,023	990,352	10,331,156	990,109

GROSS PROFIT	4,341,716	213,474	2,158,905	213,328

OPERATING EXPENSES
General and administrative expenses	7,848,583	1,076,153	2,810,178	810,745

TOTAL OPERATING EXPENSES	7,848,583	1,076,153	2,810,178	810,745

LOSS FROM OPERATIONS	(3,506,867)	(832,679)	(651,273)	(597,417)

OTHER INCOME AND (EXPENSE)
Interest income	12,883	3,922	6,832	3,011
Interest expense	(1,450,821)	(361,646)	(470,658)	(290,942)
Warrant expense	(1,460,300)	—	(1,460,300)	—
Provision for income taxes	—	—	—	—

NET LOSS	$(6,405,105)	$(1,220,403)	$(2,575,499)	$(885,348)

NET (LOSS) PER SHARE - BASIC AND FULLY DILUTED	$(0.10)	$(0.04)	$(0.03)	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING BASIC AND FULLY DILUTED	63,266,449	30,961,538	83,102,336	35,000,000

The accompanying notes are an integral part of these financial statements.

NASCENT WINE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	FOR THE NINE	FOR THE NINE
	MONTHS ENDED	MONTHS ENDED
	SEPTEMBER 30,	SEPTEMBER 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,405,105)	$(1,220,403)
Adjustment to reconcile net loss to net cash used for operating activities:
Shares issued for services	129,000	—
Depreciation	158,912	13,686
Amortization of distribution rights	1,252,294	348,125
Warrants issued expense	2,245,736	293,088
Changes in operating assets and liabilities:
Increase in accounts receivable	(5,132,155)	(468,770)
Increase in inventory	(2,634,618)	(321,242)
Increase in deposits	(391,108)	(84,860)
Increase in accrued interest	116,423	58,696
Increase in accounts payable	3,832,834	794,436
Decrease in accrued expense	206,387	91,821
Decrease in payroll taxes	(980,839)	—

NET CASH USED FOR OPERATING ACTIVITIES	(7,602,239)	(495,423)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(1,155,424)	(361,217)
Acquisition of license to distribute Miller Beer	—	(800,000)
Acquisition of Licensed trade marks	(4,400,000)	—
Acquisition of Pasani\Eco Pac, net of cash acquired	(1,577,961)	—
Acquisition of Grupo Sur, net of cash acquired	(4,535,387)	—
Investments	(163,740)

NET CASH USED FOR INVESTING ACTIVITIES	(11,832,512)	(1,161,217)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in bridge loans payable	(2,217,500)	2,370,000
Common stock issued for cash-less expenses	8,459,183	—
Preferred stock issued	7,343,305
Increase in acquisition loans	8,200,000	—
Decrease in bank loans	(43,077)	—
Decrease in shareholder loans	(1,751,521)	—
Increase in other loans	155,269	281,826
Increase in capital leases	775,342	—
Decrease in notes receivable	—	(599,179)

NET CASH PROVIDED BY FINANCING ACTIVITIES	20,921,000	2,052,647

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(56,890)	(725)

NET INCREASE IN CASH	1,429,359	395,282
Cash - Beginning	476,376	14,254

CASH - Ending	$1,905,735	$409,536

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITY:
Issuance of stock for shareholder loans	$1,172,693	$—

Issuance of stock for Miller distribution license	—	7,875,000

Issuance of stock for services	$136,000	$—

Warrants issued	$1,616,800	$1,037,000

Interest paid	$1,248,200	$—

The accompanying notes are an integral part of these financial statements.

NASCENT WINE COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2007

(UNAUDITED)

NOTE A - COMPANY OVERVIEW AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL INFORMATION

The consolidated financial statements of Nascent Wine Company, Inc. (the “Company”), and its wholly-owned subsidiaries, Best Beer S.A. de C. V., (Best Beer) International Foodservice Specialists, Inc. (IFS), Palermo Italian Foods, LLC (Palermo), Pasani, S.A de C.V. (Pasani), Eco Pac Distributing, LLC (Eco Pac) and Grupo Sur Promociones de Mexico, S.A de C.V (Grupo Sur) as of September 30, 2007 and related footnote information are unaudited. All adjustments (consisting only of normal recurring adjustments) have been made which, in the opinion of management, are necessary for a fair presentation. Results of operations for the nine months and three months ended September 30, 2007 and 2006 are not necessarily indicative of the results that may be expected for any future period.

Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been omitted. These financial statements should be read in conjunction with the audited financial statements and notes for the year ended December 31, 2006.

COMPANY OVERVIEW

The Company was incorporated under the laws of the State of Nevada, on December 31, 2002 (Date of inception). The Company had minimal operations until it acquired the rights to distribute Miller Beer in Baja California, Mexico from Piancone Group International, Inc. (PGII), issuing 17,500,000 shares of common stock at the par value $0.45 per share ($7,875,000) and paying off $800,000 debt of previous license holder. It started its distribution operations as of July 1, 2006. In addition to Beer it distributes food and beverage products.

In accordance with SFAS #7, the Company was considered a development stage company until it started operations on July 1, 2006.

The Company incorporated Best Beer S.A. de C. V. (Best Beer) in May 2006 in order to distribute in Baja California.

The Company acquired the assets of Piancone Group International, Inc., which was merged into Nascent, and Palermo Italian Foods, LLC in the fourth quarter of 2006.

In May 2007 the Company acquired Pasani, S.A.de C.V. and Eco Pac Distributing, LLC that distributes imported products throughout Mexico.

In July 2007 the Company acquired Grupo Sur Promociones de Mexico, S.A. de C. V. (Grupo Sur). Grupo Sur has been in the Mexican market for 30 years and is one of the leading field marketing and below the line marketing organization in Mexico with 4,500 contract employees servicing 240,000 retail accounts including supermarkets and convenience stores. Grupo Sur’s expertise includes merchandising, promotions, sampling , retail data collection and sales and marketing of retail products

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Best Beer S.A. de C. V., (Best Beer) International Foodservice Specialists, Inc. (IFS), Palermo Italian Foods, LLC (Palermo), Pasani, S.A de C.V.(Pasani), Eco Pac Distributing, LLC (Eco Pac) and Grupo Sur Promociones de Mexico, S.A. de C. V. (Grupo Sur).

The financial statements have been consolidated with the parent company and all inter-company transactions and balances have been eliminated in consolidation.

FOREIGN CURRENCY TRANSLATION

The Company translates the foreign currency financial statements of its foreign operations in accordance with Generally Accepted Accounting Principles by translating balance sheet accounts at the appropriate historical or current exchange rate on the balance sheet date and the income statement accounts using the prevailing exchange rates at the transaction date. Cash flow statements are are prepared in the foreign currency prior to translation. Translation gains and losses are recorded in stockholders’ equity and realized gains and losses are reflected in operations.

BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The accompanying financial statements are prepared in accordance with U.S. generally accepted accounting standards (GAAP). The financial statements have been prepared assuming that the Company will continue as a going concern.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets, and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates, however the Company is not currently aware of any changes in such estimates.

INVENTORIES

Inventories are accounted for on the first-in, first-out basis. Any products reaching their expiration dates are written off.

REVENUE RECOGNITION

The Company reports revenue using the accrual method, in which revenues are recorded as services are rendered or as products are delivered and billings are generated.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company has not had sufficient experience with bad debts to establish a policy. However, the Company has reviewed all accounts and determined that an allowance for uncollectible accounts required at September 30, 2007 is $246,696.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is three to ten years.

IMPAIRMENT OF LONG-LIVED ASSETES

The Company acquired long-lived assets during the last six month of the year ended December 31, 2006 and first nine months of 2007. The company will review the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable and\or annually. No impairment losses were recorded in 2007.

TAXES ON INCOME

The Company follows Statement of Financial Accounting Standard No. 109 “Accounting for Income Taxes” (SFAS No. 109) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the differences between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expense or benefit is based on the change in the asset or liability each period. If available evidence suggests that is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax asset to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

STOCK - BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123r share based payment. The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees and non- employees. The Company did not grant any new employee options and no options were cancelled or exercised during the nine months ended September 30, 2007.

EARNINGS PER SHARE

Basic earnings per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period.

GOING CONCERN

The Company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.

The Company commenced operations distributing Miller beer and other products in Baja California, Mexico starting July 1, 2006. The Company has acquired three additional distribution companies and a merchandising, promotions, sampling, retail data collection company during the past year.

NOTE B - NOTES PAYABLE

The Company has obtained Bridge loan financing that reached $4,515,000 at the end of May 2007. The balance at September 30, 2007 is zero. As additional consideration to obtain the loans, the Company issued warrants to the lenders to purchase 10,774,000 shares of common stock at a price per share of $0.25 to $1.05. The difference between the price to purchase shares and the closing price of the stock on the date of grant of the warrants $1,305,000 is being written off over the life of the loans (one year). The un-amortized interest, $515,000 will be expensed by December 31, 2007. Interest amortized during the period was $785,426

NOTE C - STOCKHOLDERS’ EQUITY

The Company is authorized to issue 195,000,000 shares of common stock at $.001 par value, and 5,000,000 shares of preferred stock at $.001 par value.

On April 12, 2006, the Company did a 20 for 1 split. The balance of shares issued after the split was 86,568,800. On April 27, 2006, 69,068,800 shares were cancelled.

On April 27, 2006, the Company issued 17,500,000 shares of common stock to acquire the distribution rights for Miller beer in Baja California, Mexico at a per share value of $0.45 per share ($7,875,000) and paid off the debt of the previous license holder to Miller Beer ($800,000). The total cost of the license was $8,675,000. The Company is amortizing the acquisition over 10 year and will evaluate the value of the intangible asset on an annual basis.

During the nine months ended September 30, 2007 the Company issued 127,500 shares of common stock for services rendered in the amount of $129,000 and 2,926,181 shares of common stock to redeem notes payable to shareholders in the amount of $1,171,872. The Company received subscriptions for an additional 21,304,000 shares of common stock in the amount of $8,522,468 less expenses of $1,235,151.

At September 30, 2007 the Company had outstanding warrants (not including the York warrants-see below) to purchase 18,120,476 shares of common stock at a price of between $0.25 and $1.05 expiring in 2010. If all warrants were exercised the Company would receive $7,070,000.

On July 3, 2007 the Company issued 1,000,000 shares of its Series A and Series B Convertible Preferred Stock, par value $0.001 per share at $8.00 per share ($8,000,000) to York Capital Management (York). The Series A and Series B Convertible Preferred Stock is convertible into 20,000,000 shares of the Company’s common stock, par value $0.001, of the Company, based upon a conversion price of $0.40 per share and a liquidation amount of $8.00 per share. The Preferred shares are entitled to a dividend of 15% payable quarterly in preferred stock for three years.

In addition the Company issued the following warrants to purchase:

Series A-1 Warrants	500,000 shares of Series A preferred stock	$8.00 per share	Immediately exercisable and expire July 3, 2010

Series A-2 Warrants	375,000 shares of Series A preferred stock	$8.00 per share	Immediately exercisable and expire July 3, 2014

Series B Warrants	Variable shares of Series B convertible preferred stock depended on the per market value of common shares	33% of the average of the Per Share Market Value of common stock 30 days preceding date of exercise.	Immediately exercisable and expire July 3, 2014

If total warrants exercised they would be convertible to up to 25,000,000 shares of common stock or less, dependent on the Per Share Market Value of the common stock when exercised.

The Company paid a cash finder’s fee of $560,000 and issued to the finder an aggregate of 1,600,000 common share warrants, each warrant exercisable to purchase one share of common stock at any time until July 3, 2010 at a purchase price of $0.40 per share.

NOTE D- SEGMENT INFORMATION

The Company has adopted FAS Statement No. 131, “Disclosures about Segments of a Business Enterprise and Related Information”.

	United
	States	Mexico
Net loss for the nine months ended Sept. 30, 2007	$6,291,184	$113,921
Net loss for the nine months ended Sept. 30, 2006	$196,000	$8,000

Long lived assets (net) at Sept. 30, 2007	$961,255	$987,253
Long lived assets (net) at Sept. 30, 2006	$3,000	$37,000

NOTE E - RELATED PARTY TRANSACTIONS

The Company has unsecured loans form stockholders totaling $628,000 at September 30, 2007. The loans have various due dates and contain interest rates ranging from 10% to 18%. During the nine months ended September 30, 2007 the Company issued 2,926,181 to retire $1,171,872 of shareholder debt.

The maturities of notes payable at September 30, 2007 are as all within one year.

On May 3, 2006, we acquired the exclusive rights from Piancone Group International, Inc. to market Miller Beer in Baja California, Mexico, in exchange for 17,500,000 shares of our common stock. At that time, neither Sandro Piancone nor Piancone Group was an affiliate. Concurrent with the acquisition of these rights, Sandro Piancone became our Chief Executive Officer and a director. In October 2006, we acquired substantially all of the assets of Piancone Group in exchange for the issuance of 15,000,000 shares of our common stock. Sandro Piancone, our Chief Executive Officer and a director, was the Chief Executive Officer, a director and the controlling stockholder of Piancone Group International, Inc. at the time its assets were acquired by us. We believe our purchase of Piancone Group’s assets was fair and reasonable.

NOTE F - ACQUISITIONS OF PASANI, S.A. DE C.V.(PASANI) AND ECO PAC DISTRUBUTING,

LLC (ECO) AND GRUPO SUR PROMOCIONES DE MEXICO S.A. DE C.V. (GRUPO SUR)

Acquisition of Pasani, S.A. de C.V.

On May 11, 2007, the Company issued notes payable in the amount of $1,600,000 with interest at 8% to acquire Pasani and Eco (a related company to Pasani) distribution companies based in Mexico City. The note is payable $500,000 with interest November 11, 2007 and $1,000,000 May 11, 2008 with interest. The notes may be converted to common stock at $1.40 per share

Current assets	$2,843,087
Property, plant and equipment	172,017
Goodwill	(682,907)
Current liabilities	(732,196)

TOTAL PURCHASE PRICE	$1,600,000

Acquisition of Grupo Sur Promociones de Mexico S.A. de C.V.

In July, 2007 the Company acquired Groupo Sur Promociones de Mexico S.A. de C.V. (Groupo Sur) and related companies for a purchase price of $4,500,000. The amount of the purchase price was payable $1,000,000 at closing and the issuance of a note payable in the amount of $3,500,000 at an interest rate of 6% The note is payable $1,500,000 on June 30, 2008 and $2,000,000 with interest on December 31, 2008. The note is payable in cash or convertible into shares at the market closing sales price on the day immediately prior to the conversion.

Grupo Sur has been in the Mexican market for 30 years and is one of the leading field marketing and below the line marketing organization in Mexico with 4,500 contract employees servicing 240,000 retail accounts including supermarkets and convenience stores. Grupo Sur’s expertise includes merchandising, promotions, sampling , retail data collection and sales and marketing of retail products.

Current assets	$2,356,722
Property and equipment	158,349
Goodwill	3,490,760
Current liabilities	(1,505,831)

TOTAL PURCHASE PRICE	$4,500,000

Additional Information

The pro forma financial information is that of the consolidated operations of the Company as if the Pasani and Grupo Sur acquisitions had occurred as of the beginning of the period presented below.

	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
	Per the Company
	without Pasani and			Total Pro
	Grupo Sur	Pasani	Grupo sur	Forma
REVENUES	$17,051,397	$4,801,952	$18,464,127	$40,317,476
COST OF SALES	14,884,420	3,297,725	15,782,370	33,964,515

GROSS PROFIT	2,166,977	1,504,227	2,681,757	6,332,961

GENERAL AND ADMINISTATIVE EXPENSES	6,513,471	1,339,918	1,592,360	9,445,749

GAIN (LOSS) FROM OPERATIONS	(4,346,494)	164,309	1,089,397	(3,092,788)

OTHER INCOME (EXPENSE)
INTEREST INCOME	9,014	2,124	5,801	16,939
INTEREST EXPENSE	(1,440,378)	(15,518)	—	(1,455,896)
WARRANT EXPENSES	(1,460,300)	—	—	(1,460,300)
PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS	$(7,238,158)	$150,915	$1,095,198	$(5,992,045)

Pro Forma Statement of operations for the nine months ended September 30, 2006 includes PGII and Palermo, which were acquired in the fourth quarter of 2006 and Pasani acquired in May 2007 and Group Sur acquired in July 2007. The Pro Forma Statement of operations for the nine months ended September 30, 2007 includes Parsani acquired in May 2007 and Grupo Sur acquired in July 2007.

	PRO FORMA FOR THE	PRO FORMA FOR THE
	NINE MONTHS ENDED	NINE MONTHS ENDED
	SEPTEMBER 30, 2007	SEPTEMBER 30, 2006
REVENUES	$40,317,476	$27,717,239
COST OF REVENUES	33,964,515	22,054,387

GROSS PROFIT	6,332,961	5,662,852

GENERAL AND ANDMINISTRATIVE EXPENSES	9,445,749	4,863,352

GAIN OR (LOSS) FROM OPERATIONS	(3,092,788)	799,499

OTHER INCOME AND (EXPENES)
INTEREST INCOME	16,939	13,593
INTEREST EXPENSE	(1,455,896)	(898,737)
WARRANT EXPENSE	(1,460,300)	—
PROVISION FOR INCOME TAXES	—	—

NET INCOME (LOSS)	$(5,992,045)	$(85,644)

NOTE G - ACQUISITION OF LICENSED TRADE MARKS

On May 11, 2007 the company entered into a License Agreement with One Seven Props, Inc. whereby the Company was granted an exclusive license to use Licensed trade marks in the United States and Mexico. The Company paid $1,900,000 and a promise to pay $2,500,000 May 11, 2008.The Company will amortize the license total $4,400,000 over 20 years.

NOTE H - SUBSEQUENT EVENTS

Acquisition of Comerical Targa

On October 29, 2007, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Comercial Targa, S.A. de C.V. (Targa), to purchase all of the issued and outstanding capital stock of the Company. As a result of the Acquisition, the Company is a wholly-owned subsidiary of the Company.

The purchase price for the Targa was $400,000, payable as follows: (a) $150,000 in cash paid to the Sellers on the Closing Date; and (b) $250,000 in cash deposited with Corporate Stock Transfer, Inc. on the Closing Date to be held and disbursed pursuant to the terms of the Escrow Agreement dated as of October 29, 2007, by and among the Company, the Sellers and the Escrow Agent. The Escrow Agreement provides that the Escrow Funds will be held for a period of six months following the Closing Date to satisfy any indemnification losses and claims of the Company under the Stock Purchase Agreement and the Trademark Assignment Agreement.

In connection with the Stock Purchase Agreement, the Company and Olavarri de Arana entered into an Trademark Rights Transmission Contract dated October 29, 2007 (the “Trademark Assignment Agreement”) pursuant to which Olavarri de Arana assigned to the Registrant all of Olavarri de Arana’s right, title and interest in and to the trademarks “Nery’s Choice”, “Puro Monterey”, “Nero’s Puro Monterey” and “Nery’s” (two versions) (collectively, the “Trademarks”) in exchange for the payment to Olavarri de Arana of $3,400,000 in cash. The Trademarks are registered in Mexico.

Exercise of Warrants by York Capital Management

In October and November York Capital Management exercised all of its preferred stock warrants outstanding (1,250,000 preferred share) in the amount of $8,333,000.

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Stockholders

Nascent Wine Company, Inc.

We have audited the accompanying Consolidated Balance Sheets of  Nascent Wine Company, Inc. as of December 31, 2006 and 2005, and the related Consolidated Statements of Operations, Consolidated Stockholders Equity (deficit),  and Consolidated Cash Flows for the periods then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on theseConsolidated financial statements based upon our audits. We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nascent Wine Company, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has not been profitable and has a negative current ratio. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount ands classification of liabilities that may result should the Company be unable to continue as a going concern.

Gruber & Company LLC

Lake St. Louis Missouri-March 30, 2007

NASCENT WINE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31, 2006	DECEMBER 31, 2005
ASSETS
Current assets:

Cash	$476,376	$14,254
Accounts receivable	1,327,153	—
Inventory	1,137,459	1,789
Prepaid and deposits	177,976	—

TOTAL CURRENT ASSETS	3,118,964	16,043

Property and equipment, net	593,691	2,675

Other assets:
Acquisition of distribution rights of Miller Beer (net)	8,110,000	—
Goodwill	11,936,217	—

TOTAL ASSETS	$23,758,872	$18,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$2,179,342	$—
Accrued expenses	402,312	—
Accrued interest	276,991	—
Credit cards	62,784	—
Bank loans	324,849	—
Loans payable, less un-amortized debt interest	932,005	—
Other loans payable	309,434	—
Shareholder loans	2,440,148
TOTAL CURRENT LIABILITIES	6,927,865	—

Long term debt	186.672	—
TOTAL LIABILITIES	7,114,537	—

Stockholders’ equity:

Preferred stock, $0.001 par value, 5,000,000 shares authorized no shares issued and outstanding	—	—
Common stock, $0.001 par value, 195,000,000 shares authorized 52,050,000 and 4,328,400 shares issued and outstanding as of December 31, 2006 and December 31,2005, respectively	52,050	4,328
Additional paid-in capital	16,314,478	34,426
Subscribed stock less cost to sell	2,334,727
Accumulated other comprehensive loss	(15)	—
Deficit accumulated	(2,056,905)	(20,036)

TOTAL STOCKHOLDERS’ EQUITY	16,644,335	18,718

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,758,872	$18,718

The accompanying notes are an integral part of these financial statements.

NASCENT WINE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE YEAR ENDED DECEMBER 31, 2006	FOR THE YEAR ENDED DECEMBER 31, 2005

REVENUES	$4,679,868	$1,400
COST OF REVENUES	3,978,597	1,100

GROSS PROFIT	701,271	300

OPERATING EXPENSES
General and administrative expenses	2,455,561	13,993

TOTAL OPERATING EXPENSES	2,455,561	13,993

LOSS FROM OPERATIONS	(1,754,290)	(13,693)

OTHER INCOME AND (EXPENSE)
Interest income	7,003	—
Interest expense	(289,580)	—
Provision for income taxes	—	—

NET LOSS	$(2,036,868)	$(13,693)

NET (LOSS) PER SHARE — BASIC AND FULLY DILUTED	$(0.06)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING BASIC AND FULLY DILUTED	31,538,493	3,697,454

The accompanying notes are an integral part of these financial statements.

NASCENT WINE COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	COMMON STOCK
	NUMBER OF SHARES	PAR VALUE $ .001	ADDITIONAL PAID-IN CAPITAL	SUBSCRIBED STOCK	COMPREHENSIVE INCOME	INCOME (DEFICIT)	TOTAL STOCKHOLDERS’ ACCUMULATED EQUTY (DEFICIT)

Balance December 31, 2004	3,500,000	$3,500	$10,103	$—	$—	$(6,343)	$7,260
Donated capital	—	—	300	—	—	—	300
Shares issued for cash	828,400	828	24,023	—	—	—	24,851
Net loss	—	—	—	—	—	(13,693)	(13,693)
Balance December 31, 2005	4,328,400	4,328	34,426	—	—	(20,036)	18,718
April 11, 2006 20 to 1 split	82,240,400	82,240	(82,240)	—	—	—	—
Shares cancelled April 27, 2006	(69,068,800)	(69,068)	69,068	—	—	—	—
Shares issued for Miller
Beer distribution license	17,500,000	17,500	7,857,500	—	—	—	7,875,000
Shares issued for acquisition of certain assets and liabilities of Piancone Group International, Inc.	15,000,000	15,000	5,985,000	—	—	—	6,000,000
Shares issued for acquisition of Palarmo Italian Foods, LLC	1,250,000	1,250	998,750	—	—	—	1,000,000
Shares issued to extinguish debt	800,000	800	197,123	—	—	—	197,923
Stock subscribed for cash 6,945,000 at $0.40	—	—	—	2,778,000	—	—	2,778,000
Cost to sell subscribed stock	—	—	—	(443,273)	—	—	(443,273)
Warrants issued and attached to debt	—	—	1,254,850	—	—	—	1,254,850
Net loss	—	—	—	—	—	(2,036,868)	(2,036,868)
Adjustment for foreign Currency translation	—	—	—	—	(15)	—	(15)
Comprehensive loss	—	—	—	—	—	—	(2,036,883)
Balance Dec 31, 2006
	52,050,000	$52,050	$16,314,477	$2,334,727	$(15)	$(2,056,904)	$16,644,335

The accompanying notes to financial statements are an integral part of this statement

NASCENT WINE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE YEAR ENDED DECEMBER 31, 2006	FOR THE YEAR ENDED DECEMBER 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,036,868)	$(13,693)
Adjustment to reconcile net loss to net cash used for operating activities:
Shares issued for expenses	36,006	333
Depreciation	565,000	—
Amortization of distribution rights	110,855	—

Changes in operating assets and liabilities:
Increase in accounts receivable	(863,242)	—
Increase in inventory	(424,279)	(1,789)
Increase in deposits	(177,428)	—
Increase in accrued interest	203,269	—
Increase in accounts payable	276,527	—
Increase in accrued expense	425,878	—
NET CASH USED FOR OPERATING ACTIVITIES	(1,884,281)	(15,149)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(52,248)	(2,754)
Acquisition of license to distribute Miller Beer	(800,000)	—
Acquisition of Piancone Group International, Inc.	(478,679)	—
Acquisition of Palarmo Italian Foods LLC	(1,000,000)	—
NET CASH USED FOR INVESTING ACTIVITIES	(2,330,927)	(2,754)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in bridge loans payable	2,076,000	—
Increase in other loans payable	(233,728)	—
Increase in shareholder loans	460,000	—
Increase (decrease) in bank loans	42,691	—
Common stock subscribed-net of expenses	2,334,727	24,852
Donated capital	—	300
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,679,690	25,152

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2,374)	—

NET INCREASE (DECREASE) IN CASH	462,122	7,249
Cash - Beginning	14,254	7,005

Cash - Ending	$476,376	$14,254

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITY:
Issuance of stock for Miller distribution license	$7,875,000	$—
Warrants issued and attached to debt	$1,254,850	$—
Interest paid	$25,500	$—
Income taxes paid	$—	$—

The accompanying notes are an integral part of these financial statements.

NASCENT WINE COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

NOTE A - COMPANY OVERVIEW AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

COMPANY OVERVIEW

The Company was incorporated under the laws of the State of Nevada, on December31, 2002 (Date of inception). The Company had minimal operations until it acquired the rights to distribute Miller Beer in Baja California, Mexico from Piancone Group International, Inc. (PGII), issuing 17,500,000 shares of common stock at the par value $0.45 per share ($7,875,000) and paying off $800,000 debt of previous license holder. It started its distribution operations as of July 1, 2006.

In accordance with SFAS #7, the Company was considered a development stage company until it started operations on July 1, 2006.

The Company incorporated Best Beer S.A. de C. V. (Best Beer) in May 2006 in order to distribute in Baja California.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Best Beer S.A. de C. V., International Food Services, Inc. and Palermo Italian Foods, LLC.

The financial statements have been consolidated with the parent company and all inter-company transactions and balances have been eliminated in consolidation.

BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The accompanying financial statements are prepared in accordance with U.S. generally accepted accounting standards (GAAP). The financial statements have been prepared assuming that the Company will continue as a going concern.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles  generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets, and liabilities on the date of the financial statements and the reported amounts of revenues. and expenses during the period. Actual results could differ from those estimates.

INVENTORIES

Inventories are accounted for on the first-in, first-out basis. Any products reaching their expiration dates are written off.

REVENUE RECOGNITION

The Company reports revenue using the accrual method, in which revenues are recorded as services are rendered or as products are delivered and billings are generated.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company has not had sufficient experience with bad debts to establish a policy. However, the Company has reviewed all accounts and determined that no allowance for uncollectible accounts are required at December 31, 2006

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is three to ten years.

IMPAIRMENT OF LONG-LIVED ASSETES

The Company acquired long-lived assets during the last six month of the year ended December 31, 2006. The company will review the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable and\or annually. No impairment losses were recorded in 2006.

TAXES ON INCOME

The Company follows Statement of Financial Accounting Standard No. 109 “Accounting for Income Taxes” (SFAS No. 109) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the differences between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expense or benefit is based on the change in the asset or liability each period. If available evidence suggests that is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax asset to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

STOCK - BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123r share based payment. The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees and non employees. The Company did not grant any new employee options and no options were cancelled or exercised during the year  ended December 31, 2006.

EARNINGS PER SHARE

Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period.

GOING CONCERN

The accompanying financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America, contemplates the continuation of the Company as a going concern. However, the Company has sustained significant losses and has used capital raised through the issuance of stock to fund activities. Continuation of the Company as a going concern is contingent upon establishing and achieving profitable operations. Such operations will require management to secure additional financing for the Company in the form of debt or equity.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for the Company on January 1, 2008. The Company is currently This statement does not effect the company’s financial statements

In October 2006, the Emerging Issues Task Force (“EITF”) issued EITF 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (that is, Gross versus Net Presentation)” to clarify diversity in practice on the presentation of different types of taxes in the financial statements. The Task Force concluded that, for taxes within the scope of the issue, a company may adopt a policy of presenting taxes either gross within revenue or net. That is, it may include charges to customers for taxes within revenues and the charge for the taxes from the taxing authority within cost of sales, or, alternatively, it may net the charge to the customer and the charge from the taxing authority. If taxes subject to EITF 06-3 are significant, a company is required to disclose its accounting policy for presenting taxes and the amounts of such taxes that are recognized on a gross basis. The guidance in this consensus is effective for the first interim reporting period beginning after December 15, 2006 (the first quarter of the Company’s fiscal year 2007). This statement does not effect the company’s financial statements

In September 2006, the United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects on each of the company’s balance sheets, statements of operations and related financial statement disclosures. The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. This statement does not effect the company’s financial statements

In September 2006, the FASB issued SFAS No. 158, “Employer’s accounting for Defined Benefit Pension and Other Post Retirement Plans”.  SFAS No. 158 requires employers to recognize in its statement of financial position an asset or liability based on the retirement plan’s over or under funded status.  SFAS No. 158 is effective for fiscal years ending after December 15, 2006. This statement does not effect the company’s financial statements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for the Company on January 1, 2008. This statement does not effect the company’s financial statements

In October 2006, the Emerging Issues Task Force (“EITF”) issued EITF 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (that is, Gross versus Net Presentation)” to clarify diversity in practice on the presentation of different types of taxes in the financial statements. The Task Force concluded that, for taxes within the scope of the issue, a company may adopt a policy of presenting taxes either gross within revenue or net. That is, it may include charges to customers for taxes within revenues and the charge for the taxes from the taxing authority within cost of sales, or, alternatively, it may net the charge to the customer and the charge from the taxing authority. If taxes subject to EITF 06-3 are significant, a company is required to disclose its accounting policy for presenting taxes and the amounts of such taxes that are recognized on a gross basis. The guidance in this consensus is effective for the first interim reporting period beginning after December 15, 2006 (the first quarter of the Company’s fiscal year 2007). This statement does not effect the company’s financial statements

In September 2006, the United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects on each of the company’s balance sheets, statements of operations and related financial statement disclosures. The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. This statement does not effect the company’s financial statements

In September 2006, the FASB issued SFAS No. 158, “Employer’s accounting for Defined Benefit Pension and Other Post Retirement Plans”.  SFAS No. 158 requires employers to recognize in its statement of financial position an asset or liability based on the retirement plan’s over or under funded status.  SFAS No. 158 is effective for fiscal years ending after December 15, This statement does not effect the company’s financial statements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Issues No. 157, “Fair Value Measurements” (“SFAS 157”), which defines the fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is encouraged, provided that the Company has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year This statement does not effect the company’s financial statements

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This statement is effective for fiscal years beginning after December 15, 2006.  This statement does not effect the company’s financial statements

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS NO. 156”), which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied. This statement does not effect the company’s financial statements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. This statement does not effect the company’s financial statements

In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP 115-1 and 124-1”), which clarifies when an investment is considered impaired, whether the impairment is other-than-temporary, and the measurement of an impairment loss. It also includes accounting considerations subsequent to the recognition of the other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 and 124-1 are effective for all reporting periods beginning after December 15, 2005. This statement does not effect the company’s financial statements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 is a replacement of Accounting Principles Board Opinion No. 20 and SFAS No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. SFAS No. 154 also addresses the reporting of a correction of an error by restating previously issued financial statements. SFAS No 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. This statement does not effect the company’s financial statements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance.  Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished.  Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets.  The FASB believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis.  By focusing the exception on exchanges that lack commercial substance, the FASB believes this statement produces financial reporting that more faithfully represents the economics of the transactions.  SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance.  The provisions of SFAS 153 shall be applied prospectively.  This statement does not effect the company’s financial statements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4”. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. This statement does not effect the company’s financial statements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Issues No. 157, “Fair Value Measurements” (“SFAS 157”), which defines the fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is encouraged, provided that the Company has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. This statement does not effect the company’s financial statements

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This statement is effective for fiscal years beginning after December 15, 2006.  This statement does not effect the company’s financial statements

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS NO. 156”), which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied. This statement does not effect the company’s financial statements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. This statement does not effect the company’s financial statements

In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP 115-1 and 124-1”), which clarifies when an investment is considered impaired, whether the impairment is other-than-temporary, and the measurement of an impairment loss. It also includes accounting considerations subsequent to the recognition of the other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 and 124-1 are effective for all reporting periods beginning after December 15, 2005. This statement does not effect the company’s financial statements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 is a replacement of Accounting Principles Board Opinion No. 20 and SFAS No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. SFAS No. 154 also addresses the reporting of a correction of an error by restating previously issued financial statements. SFAS No 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. This statement does not effect the company’s financial statements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance.  Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished.  Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets.  The FASB believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis.  By focusing the exception on exchanges that lack commercial substance, the FASB believes this statement produces financial reporting that more faithfully represents the economics of the transactions.  SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance.  The provisions of SFAS 153 shall be applied prospectively.  This statement does not effect the company’s financial statements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4”. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004 This statement does not effect the company’s financial statements

NOTE B - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2006:

Warehouse equipment	$224,860
Office furniture and equipment	99,654
Computers	40,917
Autos and trucks	102,051
Freezers	125,568
Leasehold improvements	38,502
Total	631,551
Accumulated depreciation	37,860
$593,691

Depreciation for the year ended December 31, 2006 was $36,006.

NOTE C – OPERATING LEASES

The Company maintains its corporate offices in San Diego, California including warehouse space. In addition it maintains warehouse space and offices in Tijuana, Mexico and Miami Lakes, Florida.

Future payments on the operating leases are as follows:

2007	$262,128
2008	$170,425
2009	$88700
2010	$92,076
2011	$38,931

NOTE D - INCOME TAXES

The components of the deferred tax asset is as follows:

	December 31, 2006	December 31, 2005
Deferred tax assets:
Net operating loss carry-forward	$697,000	$7,000
Valuation allowance	(697,000)	(7,000)
Net deferred tax assets	$—	$—

The Company had available approximately $1,791,000 and $20,000 of unused Federal and California net operating loss carry-forwards at December 31, 2006 and 2005, respectively, that may be applied against future taxable income. These net operating loss carry-forwards expire through 2025 and 2017 for Federal and State purposes, respectively. The State of California has suspended the use of net operating losses for years ended December 31, 2002 and 2003. There is no assurance that the Company will realize the benefit of the net operating loss carry-forwards.

The Company has available approximately $20,000 of unused Mexico net operating loss carry-forwards at December 31, 2006, that may be applied against future taxable income. These net operating loss carry-forwards expire through 2015.

SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.

Reconciliation of the differences between the statutory tax rate and the effective income tax rate is as follows for the years ended December 31:

	2006	2005
Statutory federal tax (benefit) rate	(34.00)%	(34.00)%
Statutory state tax (benefit) rate	(5.83)%	(5.83)%
Statutory foreign tax (benefit) rate	(34.00)%	(34.00)%
Effective tax rate	32.00%	32.00%
Valuation allowance	39.83%	39.83%
Effective income tax rate	—	—

Mexico enacted a new income tax law on January 1, 2002. This law provides for a 1% annual reduction in the income tax rate beginning in 2003 to 34% and ending at a rate of 32% in 2005.

NOTE E - NOTES PAYABLE

The Company has obtained Bridge loan financing in the amount of $2,076,000 with interest payable at rate 8% annually. As additional consideration to obtain the $2,376,000 in loans due in one year, the Company issued warrants to the lenders to purchase 7,167,125 shares of common stock at a price per share of $0.25 to $0.84. The difference between the price to purchase shares and the closing price of the stock on the date of grant of the warrants ($1,254,850) is being written off over the life of the loans (one year). The un-amortized interest, $1,122,995 has been deducted from total of the loans payable at December 31, 2006.

NOTE F - STOCKHOLDERS’ EQUITY

The Company is authorized to issue 195,000,000 shares of common stock at $.001 par value, and 5,000,000 shares of preferred stock at $.001 par value.

On August 15, 2005, the sole officer and director of the company donated $300 in cash, which is considered additional paid-in capital. On October 5, 2005, the Company issued 828,400 shares of its $.001 par value common stock in a public offering for total cash proceeds of $24,851 to twenty unaffiliated purchasers.

On April 12, 2006, the Company did a 20 for 1 split. The balance of shares issued after the split was 86,568,800. On April 27, 2006, 69,068,800 shares were cancelled.

On April 27, 2006, the Company issued 17,500,000 shares of common stock to acquire the distribution rights for Miller beer in Baja California, Mexico at a per share value of $0.45 per share ($7,875,000) and paid off the debt of the previous license holder to Miller Beer ($800,000). The total cost of the license was $8,675,000. The Company is amortizing the acquisition over 10 year and will evaluate the value of the intangible asset on an annual basis.

During the year ended December 31, 2006, we have had subscribed an aggregate of 6,945,000 shares of our common stock  ($2,778,000 less $443,273 cost to sell) to a group of  accredited investors through Brookstreet Securities Corporation, as Placement Agent, at $0.40 per share pursuant to the exemption provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. As additional consideration for acting as our Placement Agent, we will issue to Brookstreet warrants at $0.001 per warrant up to the number of 20% of shares sold   to purchase shares of our common stock at $0.40 per share until three years after initial closing.

NOTE G – ACQUISITION OF PIANCONE GROUP INTERNATIONAL, INC. AND PALARMO ITALIAN FOOD, LLC

Acquisition of Piancone Group International, Inc. (PGII)

On October 1, 2006, the Company issued 15,000,000 shares of common stock at $0.40 per share, the Value of shares issued through  ($6,000,000) to acquire certain assets and liabilities of Piancone Group International, Inc. (PGII).

Among other businesses PGII had a distribution business in Baja California, Mexico, that the Company needed to facilitate its Miller Beer distribution business acquired earlier (see Note F above). The following table summarizes the fair values of assets acquired and liabilities assumed at the date of acquisition.

Current assets	$257,899
Property, plant and equipment	16,035
Goodwill	9,413,258
Other assets	114,073
Current liabilities	(1,102,059)
Notes payable	(82,418)
Shareholder loans	(2,121,648)
Other payables	(495,140)

TOTAL PURCHASE PRICE	$6,000,000

Acquisition of Palermo Italian Foods, LLC

On November 15, 2006, the Company issued 1,250,000 shares of common stock at $0.80 per share, the value of the closing stock price on that date ($1,000,000) and paid $1,000,000 to acquire Palermo Italian Foods LLC (Palermo) , an Italian food import and distribution company based in Miami, Florida, serving Miami, Mexico and Puerto Rico.

Current assets	$832,668
Property, plant and equipment	200,000
Goodwill	2,523,493
Current liabilities	(908,975)
Notes payable	(647,186)

TOTAL PURCHASE PRICE	$2,000,000

The pro forma financial information that the consolidated operations of the Company as if the PGII and Palermo acquisitions had occurred as of the beginning of the periods present below.

	FOR THE YEAR ENDED DECEMBER 31, 2006
	AS REPORTED BY THE COMPANY	PGII	PALERMO	PRO FORMA
REVENUES	$4,679,868	$3,078,760	$8,422,196	$16,180,824
COST OF SALES	3,978,597	2,431,795	7,279,557	13,689,949

GROSS PROFIT	701,271	646,965	1,142,639	2,490,875

GENERAL AND ADMINISTATIVE EXPENSES	2,192,614	1,292,471	1,267,074	4,752,159

LOSS FROM OPERATIONS	(1,491,343)	(645,506)	(124,435)	(2,261,284
OTHER INCOME (EXPENSE)
INTEREST INCOME	7,003	1,313	—	8,316
INTEREST EXPENSE	(289,580)	(561,409)	(112,263)	(963,252)
PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS	$(1,773,920)	$(1,311,631)	$(236,698)	$(3,216,220)

	FOR THE YEAR ENDED DECEMBER 31, 2005
	AS REPORTED BY THE COMPANY	PGII	PALERMO	PRO FORMA
REVENUES	$1,400	$3,452,618	$12,626,435	$16,080,453
COST OF SALES	1,100	3,166,009	11,491,582	14,421,762

GROSS PROFIT	300	286,609	1,134,853	1,421,762

GENERAL AND ADMINISTATIVE EXPENSES	13,993	1,038,144	2,133,122	3,185,259

LOSS FROM OPERATIONS	(13,693)	(751,535)	(998,269)	(1,763,497)
OTHER INCOME (EXPENSE)
INTEREST EXPENSE	—	(193,220)	—	(193,220)
LOSS ON INVESTMENT		(65,000)		(65,000)
PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS	$(13,693)	$(1,009,755)	$(998,269)	$(2,021,717)

NOTE H - SEGMENT INFORMATION

The Company has adopted FAS Statement No. 131, “Disclosures about Segments of a Business Enterprise and Related Information”.

	United States	Mexico
Net loss for the year ended December 31, 2006	$1,753,930	$282,938
Net loss for the year ended December 31, 2005	$13,693	$—

Long lived assets (net) at December 31, 2006	$261,283	$332,408
Long lived assets (net) at December 31, 2005	$2,675	$—

NOTE I - RELATED PARTY TRANSACTIONS

The Company has unsecured loans form stockholders totaling $2,581,648 at December 31, 2006. The loans have various due dates and contain interest rates ranging from 0% to 18%.

The maturities of notes payable at December 31, 2006 are as follows:

For the year ended December 31,
2007	$2,440,148
2008	$141,500

On May 3, 2006, we acquired the exclusive rights from Piancone Group International, Inc. to market Miller Beer in Baja California, Mexico, in exchange for 17,500,000 shares of our common stock. At that time, neither Sandro Piancone nor Piancone Group was an affiliate. Concurrent with the acquisition of these rights, Sandro Piancone became our Chief Executive Officer and a director. In June 2006, we acquired substantially all of the assets of Piancone Group in exchange for the issuance of 15,000,000 shares of our common stock. Sandro Piancone, our Chief Executive Officer and a director, was the Chief Executive Officer, a director and the controlling stockholder of Piancone Group International, Inc. at the time its assets were acquired by us. We believe our purchase of Piancone Group’s assets was fair and reasonable.

NASCENT WINE COMPANY, INC.

97,348,553 SHARES OF COMMON STOCK

           Until                     2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                Our Articles of Incorporation provide that liability of directors to us for monetary damages is eliminated to the full extent provided by Nevada law.  Under Nevada law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Nevada law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

The effect of this provision in our Articles of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above.  This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

                Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

SEC Registration Fees	$1,494
Blue Sky Filing Fees	$2,000
Blue Sky Legal Fees	$3,000
Printing Expenses	$5,000
Legal Fees	$80,000
Accounting Fees	$10,000
Transfer Agent Fees	$2,000
Miscellaneous Expenses	$6,506
Total	$110,000	(2)

(1)   All expenses, except the SEC registration fee, are estimated.

(2)   All expenses of the offering (excluding brokerage commissions) will be borne by the Registrant and not the selling stockholders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

                In the last three years, we have issued the following unregistered securities:

(i)            Between April and July 2006 we issued warrants exercisable between $.25 and $.84 per share to the following persons in the amounts indicated, as additional consideration for bridge loans advanced to us:

Warrant Holder	Number of Warrants
CCN Worldwide LLC	805,000
Lynn Cole LLC	805,000

(ii)           In May 2006 we issued 17,500,000 shares to Piancone Group International, Inc. to acquire the Miller beer marketing rights in Baja California, Mexico.  The shares were issued under the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.  The purchaser acquired the shares in connection with a business transaction, took the shares for investment and not with a view for distribution or resale, and the shares were issued with a restrictive legend thereon.

        (iii)          In June 2006 we issued 15,000,000 shares to acquire all of the assets of Piancone Group International, Inc.  The shares were issued under the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.  The purchaser acquired the shares in connection with a business transaction, took the shares for investment and not with a view for distribution or resale, and the shares were issued with a restrictive legend thereon.

(iv)          Between July and December 2006 we issued warrants exercisable at $.40 per share to the following persons in the amounts indicated, as additional consideration for bridge loans advanced to us:

Warrant Holder	Number of Warrants
Apex Fund	560,000
CS Capital Resources	100,000
Jay Dabba	50,000
Kendall Hales	100,000
Doug Metcalf	50,000
Christopher M. Miller	26,000
Keshishian Panos	50,000
Frank R. Paton	100,000
Burton W. Bartlett Sterling	675,000
YKA Partners, Ltd.	500,000
Total	2,211,000

        (v)           In October 2006 we issued 800,000 shares of common stock to J. Grobmen to extinguish a loan of $197,923 ($.025 per share).

        (vi)          In November 2006 we issued an aggregate of 1,250,000 shares of our common stock to Robert D. McDougal IV and Thad Winieckie in exchange for all of the outstanding shares of Palermo Italian Foods, LLC.

        (vii)         In January 2007 we issued 34,275 shares of common stock to Joseph Carter and 34,275 shares of common stock to Paul Ferrali to extinguish loans totaling $23,500 ($.40 per share).  We also issued 10,000 shares of common stock to Bellissimo Foods in exchange for membership in Bellissimo’s buying group, valued at $4,000 ($.40 per share).

        (viii)        In April 2007 we issued 264,375 shares of common stock to Frank Turlo, 937,185 shares of common stock to Lia Piancone, 112,500 shares of common stock to Javier Velasco and 26,875 shares of common stock to J. Berge, a total of 1,340,935 shares to extinguish loans of $536,374 ($.40 per share).

        (ix)           In April 2007 we issued 542,858 warrants and 407,152 warrants exercisable at $.40 per warrant to CSFF Master Fund and Cordillera Fund L.P., respectively, in connection with a bridge loan of $3.5 million advanced by them to us, valued at $177,700 in the aggregate.  We also issued an aggregate of 7,500,000 warrants exercisable at $.40 per share to Swiss International as consideration for a $3,000,000 line of credit advanced to us, valued at $901,850.

                (x)            In April 2007 and July 2007 we issued 500,000 warrants and 1,600,000 warrants, respectively, exercisable at $.40 per share, to Gencap Solutions as finder’s fees for the April 2007 bridge loan (see (ix) above) and the July 2007 York placement (see (xiv) below), valued at $61,850 and $193,850, respectively.

        (xi)           In May 2007 we issued 177,396 shares of common stock to James Prestigiacomo and 58,956 shares of common stock to Rolando Hontoria, a total of 236,352 shares to extinguish loans totaling $94,540 ($.40 per share).  We also issued 65,000 shares of common stock to Jorge Olson for consulting services rendered valued at $80,000 ($1.23 per share).

        (xii)          In June 2007 we issued 7,500 shares of common stock to Antony Napoli, 57,080 shares of common stock to R. Bricker, 27,290 shares of common stock to M. Limandri, 81,875 shares of common stock to Phillips Faminly Trust, 27,290 shares of common stock to S. Bachman, 187,500 shares of common stock to J. Despenza, 80,000 shares of common stock to Darryl Despie, 45,030 shares of common stock to B. Zamudio and 671,375 shares of common stock to F. Zamudo Trust, a  total of 1,184,940 shares to extinguish loans totaling $475,976 ($.40 per share).  We also issued 77,170 shares of common stock to Frank Turlo to purchase a truck for $30,868 ($.40 per share).

        (xiii)         In June 2007 we issued an aggregate of 27,910,150 shares of our common stock to a group of 474 accredited investors through Brookstreet Securities Corporation, as Placement Agent, at $.40 per share pursuant to the exemption provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.  The names of all such investors are set forth under “Selling Stockholders” in the prospectus which is a part of this Registration Statement.  The shares were offered solely to accredited investors, no form of general advertising was used, all investors took the shares as an investment and not with the intent to distribute and all shares were issued with a restrictive legend thereon.  As additional consideration for acting as our Placement Agent, we issued to Brookstreet Securities Corporation warrants to acquire 5,649,500 shares of our common stock at $.40 per share.

                (xiv)        In July 2007 we issued 1,000,000 shares of Series A Convertible Preferred Stock, par value $.001 to York for $8.00 per share. The Series A Convertible Preferred Stock is convertible into 20,000,000 shares of our common stock. As additional consideration for the purchase of the Series A Convertible Preferred Stock, we issued to York (i) a Series A-1 warrant to purchase 500,000 shares of Series A Convertible Preferred Stock, at an exercise price of $8.00 per share, which in turn is convertible into 10,000,000 shares of our common stock (ii) a Series A-2 warrant to purchase 375,000 shares of Series A Convertible Preferred Stock, at an exercise price of $8.00 per share, which in turn is convertible into 7,500,000 shares of our common stock and (iii) a Series B warrant to purchase 375,000 shares of Series B Convertible Preferred Stock which in turn is convertible into 7,500,000 shares of our common stock.  York exercised all of the Series A and Series B Convertible Preferred warrants in September and October 2007, and, accordingly, currently holds 1,875,000 shares of Series A Convertible Preferred Stock and 375,000 shares of Series B Convertible Preferred Stock. The Series A and Series B Convertible Preferred Stock are convertible into an aggregate of  45,000,000 shares of our Common Stock.

All of the securities issuances described above except item (xiii) were made in reliance on the exemption provided in Section 4(2) of the Securities Act.  These issuances were to a limited number of sophisticated investors, all of whom had a prior relationship with us and executed customer subscription agreements acknowledging they were familiar with our operations and were taking the shares for investment and not for distribution.  All such securities were marked with the customary restrictive legend prohibiting transfer except under certain circumstances.

ITEM 27.  EXHIBIT INDEX

Number	Exhibit
3.1	Articles of Incorporation, as amended, of Registrant (1)
3.2	Bylaws of Registrant (1)
5.1	Opinion of Gary A. Agron (7)
10.1	Asset Purchase Agreement with Piancone Food Group, Inc. (2)
10.2	Stock Purchase Agreement with Palermo Foods, LLC (3)
10.3	Reserved
10.4	Stock Purchase Agreement with Pasani/Eco Pac (4)
10.5	Purchase Agreement with Grupo Sur Promociones (5)
10.6	Stock Purchase Agreement with Comercial Targa, S.A., De C.V. (6)
10.7	Form of Employee Contract Agreement for Grupo Sur Promociones (to be filed by amendment)
23.1	Consent of Gruber & Company, LLC, an independent registered public accounting firm (7)
23.2	Consent of Gary A. Agron (see 5.1 above) (7)
23.3	Consent of Gruber & Co., LLC, an independent registered public accounting firm

(1)          Incorporated by reference to our Registration Statement on Form SB-2 File Number 333-120949 declared effective on December 4, 2004.

(2)          Incorporated by reference to our Form 8-K dated June 7, 2006.

(3)          Incorporated by reference to our Form 8-K dated August 10, 2006.

(4)          Incorporated by reference to our Form 8-K dated May 15, 2007.

(5)          Incorporated by reference to our Form 8-K dated July 16, 2007.

(6)          Incorporated by reference to our Form 8-K dated August 17, 2007.

(7)          Previously filed herewith.

ITEM 28.  UNDERTAKINGS

                The undersigned registrant hereby undertakes:

                (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                i.              To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                                ii.             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 12% change in the maximum aggregate offering price set forth in the “Calculation of registration Fee” table in the effective registration statements; and

                                iii.            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (5)           That, for the purpose of determining liability under the securities Act of 1933 to any purchaser:

                    (i)            If the registrant is relying on Rule 430B:

                                    (A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                                                (B)           Each prospectus required to be files pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)9i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration   statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

                                (ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

    (6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

    The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                                (i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                                (ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                                (iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                                (iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

                Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2/A and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Diego, California on November 21, 2007.

NASCENT WINE COMPANY, INC.

By:	/s/ Sandro Piancone
Sandro Piancone Chief Executive Officer

        Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on November 21, 2007.

Signature	Title

/s/ Sandro Piancone	Chief Executive Officer
Sandro Piancone

/s/ Victor Petrone	President, Secretary and Director
Victor Petrone

/s/ William Lindberg	Chief Financial Officer
William Lindberg	(Principal Accounting Officer)

/s/ Brian A. Zamudio	Director
Brian A. Zamudio

/s/ James E. Buckman	Director
James E. Buckman

/s/ Yehuda “Mitch” Wolf	Director
Yehuda “Mitch” Wolf

EXHIBIT INDEX

Number	Exhibit
3.1	Articles of Incorporation, as amended, of Registrant (1)
3.2	Bylaws of Registrant (1)
5.1	Opinion of Gary A. Agron (7)
10.1	Asset Purchase Agreement with Piancone Food Group, Inc. (2)
10.2	Stock Purchase Agreement with Palermo Foods, LLC (3)
10.3	Reserved
10.4	Stock Purchase Agreement with Pasani/Eco Pac (4)
10.5	Purchase Agreement with Grupo Sur Promociones (5)
10.6	Stock Purchase Agreement with Comercial Targa, S.A., De C.V. (6)
10.7	Form of Employee Contract Agreement for Grupo Sur Promociones (to be filed by amendment)
23.1	Consent of Gruber & Company, LLC, an independent registered public accounting firm (7)
23.2	Consent of Gary A. Agron (see 5.1 above) (7)
23.3	Consent of Gruber & Co., LLC, an independent registered public accounting firm

(1)          Incorporated by reference to our Registration Statement on Form SB-2 File Number 333-120949 declared effective on December 4, 2004.

(2)          Incorporated by reference to our Form 8-K dated June 7, 2006.

(3)          Incorporated by reference to our Form 8-K dated August 10, 2006.

(4)          Incorporated by reference to our Form 8-K dated May 15, 2007.

(5)          Incorporated by reference to our Form 8-K dated July 16, 2007.

(6)          Incorporated by reference to our Form 8-K dated August 17, 2007.

(7)          Previously filed herewith.